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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

April 25, 2013

Dear Stockholder:

        We cordially invite you to attend Sonus Networks, Inc.'s annual meeting of stockholders. The meeting will be held on Wednesday, June 12, 2013, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which constitutes our annual report to our stockholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying Proxy Statement.

        Thank you for your support.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 12, 2013

To the Stockholders of Sonus Networks, Inc.:

        The 2013 annual meeting of stockholders of Sonus Networks, Inc. will be held on Wednesday, June 12, 2013 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts. At the meeting, we will consider and vote upon the following proposals to:

  1.
  Elect eight nominees for director to hold office until the 2014 annual meeting of stockholders;

  2.
  Approve the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended;

  3.
  Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2013;

  4.
  Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and

  5.
  Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the accompanying Proxy Statement. Stockholders of record at the close of business on April 15, 2013 are entitled to attend and vote at the 2013 annual meeting. All stockholders are invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important.

        Stockholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope. If you hold your shares in "street name," you should follow the voting instructions provided by your broker, bank or other nominee. Any stockholder attending the meeting may vote in person, even if you have already voted on the proposal described in the accompanying Proxy Statement. Proof of identification will be required to enter the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 15, 2013, the record date for voting, and if you would like to vote at the meeting, you must also bring with you a legal proxy from your broker, bank or other nominee. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

Westford, Massachusetts	Maurice L. Castonguay
April 25, 2013	Senior Vice President and Chief Financial Officer

        This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about May 3, 2013 to all stockholders entitled to vote at the meeting. The Sonus Networks, Inc. 2012 Annual Report on Form 10-K, which includes our financial statements and constitutes our annual report to our stockholders, is being mailed with this Notice.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 12, 2013: The Proxy Statement and the 2012 Annual Report to Stockholders are available at https://materials.proxyvote.com/835916.

SONUS NETWORKS, INC.
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on Wednesday, June 12, 2013, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2013 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2013 annual meeting of stockholders of the Company will be held on Wednesday, June 12, 2013 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located on the 26th floor at 60 State Street, Boston, Massachusetts.

Who may vote at the meeting?

        Stockholders of record at the close of business on April 15, 2013, the record date, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 15, 2013, an aggregate of 285,726,703 shares of our common stock were outstanding (which includes 3,493,168 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes). A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of the 285,726,703 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are four proposals scheduled to be voted on at the meeting:

  •
  The election of eight nominees for director to hold office until the 2014 annual meeting of stockholders;

  •
  The approval of the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended;

  •
  The ratification of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  •
  The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

        Please see "Proposal 1—Election of Directors" beginning on page 6 of this Proxy Statement; "Proposal 2—Approval of the Amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended" beginning on page 10 of this Proxy Statement; "Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm" beginning on page 20 of this Proxy Statement; and "Proposal 4—A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers" beginning on page 22 of this Proxy Statement.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the approval of the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended;

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  •
  "For" the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the eight nominees for director must receive a plurality of the votes of the shares of common stock present or represented at the 2013 annual meeting of stockholders and entitled to vote as of the record date. Abstentions are not counted for purposes of electing directors. You may vote "For" all nominees, "Withhold" your vote from all nominees, or vote "For" one or more nominees and "Withhold" your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, under stock exchange rules a broker subject to those rules is not permitted to vote your shares on the election of directors without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker on how to vote for the Board's nominees, that beneficial owner's shares cannot be voted on this matter—in other words, your broker's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

        Approval of the Amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended.    The affirmative vote of a majority of the shares of common stock present or represented at the 2013 annual meeting of stockholders and entitled to vote as of the record date will be required to approve the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended, or the 2007 Plan. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against approval of the amendment to the 2007 Plan. As in the case of the election of directors, please note that if your common stock is held with a broker, that broker is not permitted to vote your shares on the amendment to the 2007 Plan without your instructions.

        Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2013.    The affirmative vote of a majority of the shares of common stock present or represented at the 2013 annual meeting of stockholders and entitled to vote as of the record date will be required to approve the ratification of Sonus Networks' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against the proposal.

        A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers.    The vote on the compensation of our named executive officers is non-binding, as provided by law. However, our Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2013 annual meeting of stockholders and entitled to vote as of April 15, 2013 will be required to approve the non-binding advisory vote on the compensation of our named executive officers. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against the proposal. As in the case of the election of directors, please note that if your common stock is held with a broker, that broker is not permitted to vote your shares on the non-binding advisory vote on the compensation of our named executive officers without your instructions.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The election of directors, the approval of the amendment to the 2007 Plan and the non-binding advisory vote on compensation of our named executive officers are "non-routine" matters for which brokers, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement and the 2012 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, please bring the enclosed proxy card or voting instruction form and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

  •
  Vote by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  Vote over the Internet.  If you have Internet access, you may vote your shares by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

  •
  Vote by telephone.  If you are located in the United States or Canada, you may vote your shares by telephone by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

        Telephone and Internet voting will be available until 11:59 p.m., Eastern Daylight Time on June 11, 2013.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of voting by Internet or telephone will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2013 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements; and to allow for the tabulation and certification of votes.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000. The main reception area where you should check in is on the 26th floor, where the annual meeting will be held.

  By Car

  From the West

    Take the Mass Pike (I-90).
    Take Exit 24B into Liberty Tunnel, and stay in right lane.
    Take Exit 23, Government Center, and stay in left lane.
    At the end of the exit ramp, turn left onto Surface Road.

    Turn right onto State Street from Surface Road.
    Proceed up State Street to Merchants Row.
    Take a right onto Merchants Row and proceed to end of street.
    Take a left into garage, take a ticket, and proceed to the public parking area.

  From the South

    Take Route 93-North (Fitzgerald/Southeast Expressway).
    Proceed through Liberty Tunnel, stay in right lane.
    Take Exit 23, Government Center, and stay in left lane.
    At the end of the exit ramp, turn left onto Surface Road.
    Turn right onto State Street from Surface Road.
    Proceed up State Street to Merchants Row.
    Take a right onto Merchants Row and proceed to end of street.
    Take a left into garage, take a ticket, and proceed to public parking area.

  From the North

    Take Route 93-South.
    From Route 93-South, proceed over Zakim Bridge into the tunnel.
    Take exit 24A, Government Center.
    Follow signs for the Aquarium/Financial District.
    At end of the exit, bear left and proceed onto Surface Road.
    Take a right from Surface Road onto State Street.
    Proceed up State Street to Merchants Row.
    Take a right onto Merchants Row and proceed to end of street.
    Take a left into garage, take a ticket, and proceed to public parking area.

  From Logan Airport

    Exit airport following signs for the Ted Williams Tunnel.
    Take Exit 24 to I-93 North.
    Take Exit 23, Government Center, and stay in left lane.
    At the end of the exit ramp, turn left onto Surface Road.
    Turn right onto State Street from Surface Road.
    Proceed up State Street to Merchants Row.
    Take a right onto Merchants Row and proceed to end of street.
    Take a left into garage, take ticket, and proceed to public parking area.

  By Subway

        The offices of Wilmer Cutler Pickering Hale and Dorr LLP are located at 60 State Street in the financial district of downtown Boston at the State Street MBTA stop on the Blue and Orange lines.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of eight members, seven of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Marketplace Rules. Each of the directors elected at the 2013 annual meeting of stockholders will serve for a term expiring at the 2014 annual meeting of stockholders. At the 2013 annual meeting of stockholders, all of our directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines to serve or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

Nominees Up For Election—Background and Qualifications

        The Board proposes the election of the following eight directors of the Company to hold office until the 2014 annual meeting of stockholders. Below is information about each nominee, including biographical data for at least the last five years.

        James K. Brewington, 69, has been a director since May 2009. Mr. Brewington is a veteran of the global communications market, with over 40 years of industry experience at AT&T Inc. and Lucent Technologies before his retirement in 2007. From mid-2004 until his retirement from Lucent Technologies, Mr. Brewington was President of the then newly-formed Developing Markets group, tasked with expanding the revenue base beyond domestic borders, reflecting his prior success in building out their global footprint. Prior to this, he was President of Lucent Technologies' Mobility Solutions division, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. Mr. Brewington joined Lucent Technologies in 1996. He began his career at AT&T Inc. in 1968, and over the ensuing years held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington has served on the Board of Directors and the Nominating and Corporate Governance Committee of Kopin Corporation since 2006 and serves on the Board of Directors of two privately-held companies. He also advises several technology startup companies. He has served on the boards of the U.S.-Saudi Arabian Business Council and INROADS/North Jersey, Inc., a non-profit organization that trains minority youth for careers in business and industry. He is a member of the Cellular Telecommunications Industry Association, or CTIA, and the CTIA Wireless Foundation. Mr. Brewington has a Master of Business Administration degree from Seattle University, a Master of Science degree from Stanford University (Sloan Fellow) and a Bachelor of Arts degree from the College of Idaho.

        Based primarily upon Mr. Brewington's extensive executive management and leadership experience and deep technical expertise in the telecommunications industry; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Brewington, the Board has determined that Mr. Brewington is well-qualified to continue serving as a director of Sonus.

        John P. Cunningham, 75, has been a director since September 2004. In 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From 2001 to 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix Systems, Inc. He joined Citrix Systems, Inc. in 1999 as Senior Vice President, Finance and Administration and served in that capacity until 2001. From 1998 to 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining Wang Global, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996. Mr. Cunningham has also held various management positions, including Corporate Controller, at International Business Machines. Since 2001, he has served as a member of the Board of Directors of Smart Disk Corporation as well as its Audit Committee. Mr. Cunningham has a Master of Business Administration degree from New York University and a Bachelor of Science degree from Fordham University.

        Based primarily upon Mr. Cunningham's extensive executive management and leadership experience as chief financial officer of various companies; deep financial expertise, including extensive accounting, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Cunningham, the Board has determined that Mr. Cunningham is well-qualified to continue serving as a director of Sonus.

        Raymond P. Dolan, 55, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has more than 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, Nextwave Wireless and BellAtlantic/NYNEX Mobile. From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors and is Chairman of the Nominating and Corporate Governance Committee of American Tower Corporation since 2003, and served on the Board of Directors of NII Holdings, Inc. from 2008 until May 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business.

        Based primarily upon Mr. Dolan's extensive executive management and leadership experience as our President and Chief Executive Officer and as the Chief Executive Officer of QUALCOMM/Flarion Technologies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Dolan, the Board has determined that Mr. Dolan is well-qualified to continue serving as a director of Sonus.

        Beatriz V. Infante, 59, has been a director since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy that she founded. From 2010 until its sale in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From 1998 to

2003, Ms. Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairman, President and Chief Executive Officer. Ms. Infante was also an Executive-in-Residence at U.S. Venture Partners, a leading Silicon Valley venture capital firm, from 2009 to 2010. She has served on the Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee of Emulex Corporation since May 2012; has served on the Board of Directors of one privately-held company since April 2012; is on the Advisory Committee to the Princeton University School of Engineering and Applied Science and is an advisor and investor in a mobile-social startup incubator Tandem Entrepreneurs. She has been a director at a number of privately-held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Additionally, Ms. Infante is a National Association of Corporate Directors (NACD) Board Leadership Fellow and a member of the Corporate Directors Group. Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering and Computer Science from California Institute of Technology.

        Based primarily upon Ms. Infante's extensive executive management and leadership experience as chairman and chief executive officer of various companies, including a telecommunications company; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Ms. Infante, the Board has determined that Ms. Infante is well-qualified to continue serving as a director of Sonus.

        Howard E. Janzen, 59, has been a director since January 2006 and the Chairman of the Board since December 2008. Since May 2012, Mr. Janzen has been the President and Chief Executive Officer of Cool Planet Energy Systems, Inc., a company that converts non-food biomass into sustainable, high-octane gasoline, as well as its director since July 2012. Since 2002, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, from 2007 until its sale in 2011, and served on the Board of Directors of One Communications from 2007 until the 2011 sale. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base with almost 10,000 employees and $12 billion in annual revenue from 2004 to 2005. From 2003 to 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From 1994 until 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group, Inc., a high technology company. Mr. Janzen has served as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc. since 2006; and a member of the Board of Directors, Compensation Committee and Strategy Committee of Macrosolve, Inc. from 2006 to May 2012. Mr. Janzen also serves as a member of the Board of Directors of three privately-held companies, a member of the Executive Committee of the Global Information Infrastructure Commission, and a member of the Boards of Directors of the following non-profit organizations—Hillcrest Healthcare System, Morningside Foundation and Heart of America Boy Scout Council. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development.

        Based primarily upon Mr. Janzen's extensive executive management and leadership experience as president and chief executive officer of various telecommunications companies; strong strategic planning, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Janzen, the Board has determined that Mr. Janzen is well-qualified to continue serving as a director of Sonus.

        John A. Schofield, 64, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since 2000, he has served as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Nominating and Governance Committee. Mr. Schofield has a Bachelor of Science degree in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program.

        Based primarily upon Mr. Schofield's extensive executive management and leadership experience as president of various companies; deep expertise in corporate governance, including strong risk analysis and administrative skills and experience, as evidenced by his accreditation as a Board Leadership Fellow of the National Association of Corporate Directors; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schofield, the Board has determined that Mr. Schofield is well-qualified to continue serving as a director of Sonus.

        Scott E. Schubert, 59, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Since 2011, he has been a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue University in 1975, with dual majors in Engineering and Accounting.

        Based primarily upon Mr. Schubert's extensive executive management and leadership experience as chief financial officer of various companies; deep financial expertise, including extensive accounting, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schubert, the Board has determined that Mr. Schubert is well-qualified to continue serving as a director of Sonus.

        H. Brian Thompson, 74, has been a director since October 2003. Mr. Thompson has been Executive Chairman of GTT, a worldwide cloud network provider, since 2006. He continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From 2002 to 2007, Mr. Thompson was Chairman of Comsat International and served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from 1999 to 2000. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. from 1991 until its merger with Qwest Communications International Inc. in 1998. Subsequent to the merger, Mr. Thompson became Vice Chairman of the Board of Directors for Qwest until his resignation in 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990. Prior to MCI, he was a management consultant with the Washington, D.C. offices of McKinsey & Company. He has served as a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Axcelis Technologies, Inc. since 2002; a member of the

Board of Directors, the Compensation Committee and the Audit Committee of Pendrell Corporation (formerly known as ICO Global Communications (Holdings) Ltd.) since 2007; and a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Penske Automotive Group, Inc. since 2002. Mr. Thompson is a member of the Board of Trustees for the Lab School of Washington. He is a former chairman of the U.S. Competitive Telecommunications Association and also served on the University of Massachusetts Chancellor's Executive Committee, as a member of the Board of Trustees of Capitol College in Laurel, Maryland, and the St. Stephens and St. Agnes School Foundation in Alexandria, Virginia. He received his Master of Business Administration degree from Harvard University's Graduate School of Business, and received an undergraduate degree in chemical engineering from the University of Massachusetts.

        Based primarily upon Mr. Thompson's extensive executive management and leadership experience as chairman and chief executive officer of various telecommunications companies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Thompson, the Board has determined that Mr. Thompson is well-qualified to continue serving as a director of Sonus.

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies.

        The Nominating and Corporate Governance Committee and the Board believe that the above-mentioned attributes, leadership skills and other diverse experiences of its Board members collectively provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and to monitor their execution.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the eight nominees.

 Proposal 2—APPROVAL OF THE AMENDMENT TO THE SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED

        The Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended, or the 2007 Plan, which initially was approved by the stockholders at our 2007 annual meeting, continues our program of providing equity incentives to our eligible employees, officers, directors, consultants and advisors. We offer these incentives in order to assist in recruiting, retaining and motivating qualified employees, officers and directors. The 2007 Plan currently provides that 34,902,701 shares of common stock of the Company (subject to adjustment in the event of stock splits and other similar events) are available for the grant of awards under the 2007 Plan.

        Our Board now recommends that the stockholders approve an amendment to the 2007 Plan to increase the maximum number of shares of the Company's common stock issuable under the 2007 Plan by 21,000,000, from 34,902,701 to 55,902,701. The only proposed change to the 2007 Plan is the revised maximum number of shares of the Company's common stock issuable under the 2007 Plan, as shown in Appendix A to this Proxy Statement, with new language indicated by underlining and deleted language indicated by strike-outs. All other provisions of the 2007 Plan will remain in full force and effective.

Stock Available for Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options (which are not tax-qualified), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and performance awards as described below (collectively referred to as awards).

        Our Board has approved, and recommends that the stockholders approve, an increase to the number of shares of our common stock available for awards under the 2007 Plan so that the maximum number of shares issuable under the 2007 Plan is increased by 21,000,000. Our Board believes that this amendment, if approved, would assist in recruiting, retaining and motivating qualified employees, officers and directors.

Reasons for Proposed Amendment to the 2007 Plan

        Shares currently available under the 2007 Plan and our 2008 Stock Incentive Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.

        Since our stockholders last approved amendments to the 2007 Plan in 2010, we have granted options to purchase our common stock and shares of restricted stock aggregating 7,494,627 shares under the plan in 2012, representing approximately 2.67% of our then outstanding common stock; options to purchase our common stock and shares of restricted stock aggregating 7,761,330 shares under the plan in 2011, representing approximately 2.78% of our then outstanding common stock; and options to purchase our common stock and shares of restricted stock aggregating 6,081,600 shares under the plan in 2010, representing approximately 2.19% of our then outstanding common stock. These options and shares of restricted stock were issued as a result of substantial changes in our management as well as our normal hiring and retention needs. The number of shares subject to options granted in 2010, 2011 and 2012 was due to our continued need to attract and retain executives in connection with the reconstitution of our management team during the past three years. Specifically, in 2010, we hired a new Chief Executive Officer; in 2011, we hired a new Chief Financial Officer, a new Senior Vice President of Worldwide Sales, a new Vice President of Business Development, along with other key officers and employees; and in 2012, we hired a new Vice President of Human Resources. As of April 1, 2013, there were 2,174,248 shares available for future issuance pursuant to future awards under the 2007 Plan.

        In connection with the acquisition of Network Equipment Technologies, Inc. ("NET"), we assumed NET's 2008 Equity Incentive Plan (the "NET 2008 Plan"), which provides for the award of stock options, stock appreciation rights ("SARs"), restricted stock, performance-based awards and restricted stock units. However, awards granted under the NET 2008 Plan may only be issued to former NET employees who subsequently became our employees and new Sonus employees hired subsequent to the NET acquisition date of August 24, 2012. In December 2012, our Board of Directors approved the re-naming of the NET 2008 Plan to the 2008 Stock Incentive Plan (the "2008 Plan"). At December 31, 2012, there were 2,610,980 shares of common stock available for future issuance under the 2008 Plan. However, under the fungible pool formula for the 2008 Plan, the number of total shares available for future awards would be reduced by the fungible share pool multiple of 1.25 for each share of common stock included in an award other than a stock option or SAR award. Accordingly, the total number of shares that may be permitted to be awarded under the 2008 Plan could be less than the number of shares currently available for issuance.

        As a result of the limited number of shares available for grant under the 2007 Plan and the 2008 Plan as well as the restrictions on who may be recipients of grants under the 2008 Plan, we believe that we do not have a sufficient number of shares authorized under our stock incentive plans to meet our anticipated hiring and retention needs and to motivate our current executives and employees. As a result, we are requesting the authorization of additional shares under the 2007 Plan, which allows for the grant of awards to our employees, officers, directors, consultants and advisors, regardless of when they began service with Sonus.

        Stock-based incentive compensation encourages and rewards employee performance while aligning our employees' interests with those of our stockholders.

        We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. In this way, we reinforce the link between our stockholders and our employees', officers' and directors' focus on personal responsibility, creativity and stockholder returns. We also believe that delivering a portion of their total compensation in the form of long-term equity compensation helps to encourage a long-term view as we transition from a media gateway trunking business to a session border controller business. We believe that equity is a key element of our compensation package and that equity awards encourage employee loyalty and align employee interests directly with those of our stockholders. We also believe that stock-based compensation encourages and rewards employee performance by increasing the value of their compensation if our stock performance improves. This results in employees being motivated to increase our share price, even when restricted shares are granted. Vesting requirements, including requirements with respect to the accumulation or reinvestment of dividends and dividend equivalents, further encourage long-term retention, which is beneficial to our growth and success. We need additional shares under the 2007 Plan to ensure that we have the continued ability to use equity compensation to motivate existing high-performing employees, hire additional and qualified employees and align our employees' interests with those of our stockholders.

        Our ability to attract, motivate and retain qualified, high-performing employees could be compromised without an increase in shares available for issuance under the 2007 Plan.

        We currently grant shares of restricted stock and/or stock options to new employees, upon the promotion of certain existing employees, and on an annual supplemental basis to certain key existing employees and many of our employees view equity incentives as a key aspect of their compensation. In addition, the executive turnover that we have experienced in recent years combined with the performance of our stock price, have led us to conclude that we may need to offer greater levels of equity incentive compensation to attract, motivate and retain the high-performing employees that we need to grow our company.

        We have undergone a number of executive transitions over the past three years, including the hiring of a new Vice President of Human Resources in December 2012; a new Senior Vice President and Chief Financial Officer in August 2011; a new Vice President of Business Development in August 2011 (who has since been promoted to Senior Vice President of Technology Development in May 2012); a new Senior Vice President of Worldwide Sales and Marketing in May 2011 (who has since been promoted to Executive Vice President of Strategy and Go-to-Market in September 2012); and a new President and Chief Executive Officer in October 2010. Our executive transitions have also included the promotion of a number of key employees into new positions, including: a new Vice President, Corporate Controller in December 2012; a new Chief Administrative Officer in September 2012; and a new Senior Vice President of Global Services and Systems Management in May 2012.

        At the same time, the performance of the stock markets in general and our stock in particular have diminished the value of our equity incentives. As a result, the Compensation Committee and management have been required to target total compensation, including for certain of our named executive officers, at a higher percentile than before in order to attract, motivate and retain the talented executives necessary to create a company with strong growth and earnings potential. We face competition for executives from larger companies with significantly greater cash compensation and from smaller private companies with greater perceived equity growth potential through an initial public offering or acquisition and therefore must at times pay a premium relative to market to be competitive in our total compensation in order to attract highly talented executives.

        Based on our historical grant rate as well as our anticipated needs, we do not currently have enough shares available for issuance under our stock incentive plans to enable us to make sufficient equity compensation grants through the 2013 fiscal year. As a result, we believe that, absent an increase in the number of shares available for grant under the 2007 Plan, under which we are permitted to offer awards to our employees, officers, directors, consultants and advisors, regardless of when they began service with Sonus, we may lack the ability to attract and retain the best available personnel for positions of substantial responsibility and offer equity compensation that is commensurate with that of our peers and competitors.

        We recognize our responsibility to keep the dilutive impact of the equity incentives we offer within a reasonable range.

        We intend to continue to responsibly manage issuances of equity incentive awards under the 2007 Plan. The 2007 Plan also contains several features designed to protect stockholders' interests. For example, the exercise price of outstanding options issued under the 2007 Plan may not be reduced without stockholder approval, and the 2007 Plan does not allow any options to be granted at less than 100% of fair market value. The 2007 Plan also does not contain an "evergreen" provision whereby the number of authorized shares is automatically increased on a regular basis.

Description of the 2007 Plan

        The following is a summary of the 2007 Plan as proposed to be amended. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2007 Plan, a copy of which is included as Appendix A hereto.

  Shares Issuable under the 2007 Plan

        Awards may be made under the 2007 Plan for up to 34,902,701 shares of common stock (subject to adjustment for changes in capitalization, including stock splits and other similar events).

        If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the 2007 Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the 2007 Plan. In addition, the full number of shares subject to any stock-settled SARs will count against the shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

  Administration

        The 2007 Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan and to the extent permitted by applicable law, our Board may delegate authority under the 2007 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee of the Board, or the Compensation Committee, to administer the 2007 Plan and the Compensation Committee has authorized the Chief Executive Officer to grant options, subject to specific limitations set by the Compensation Committee, to newly hired employees of the Company or any of our present or future subsidiaries and employees who have referred new employees to us pursuant to our employee referral program.

        Subject to any applicable limitations contained in the 2007 Plan, our Board, the Compensation Committee, or any other committee or officer to whom our Board or a committee delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

        Our Board is required to make equitable adjustments in connection with the 2007 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The 2007 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

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  any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

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  any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

  •
  any liquidation or dissolution of our company.

        In connection with a Reorganization Event, our Board will take any one or more of the following actions as to all or any (or any portion of) outstanding awards, other than restricted stock awards, on such terms as our Board determines:

  •
  provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

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  upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

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  provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

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  in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, or the Acquisition Price, make or provide for a cash payment to an award holder equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards;

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  provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and

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  any combination of the foregoing.

In taking any of the actions permitted directly above, the Board will not be obligated by the 2007 Plan to treat identically all awards, all awards held by a holder of such awards or all awards issued at the same time.

        With respect to awards of restricted stock and restricted stock units, or RSUs, upon the occurrence of a Reorganization Event other than a liquidation or dissolution of our company, the repurchase and other rights of the Company under each outstanding restricted stock award will inure to the benefit of our successor, and will, unless the Board determines otherwise, apply to the cash, securities or other property into which our common stock is converted or exchanged.

        Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

  Types of Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, SARs, restricted stock, RSUs and other stock-based awards and performance awards as described below.

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of ten years. The 2007 Plan permits the following forms of payment of the exercise price of options: payment by cash, check or in connection with a "cashless exercise" through a broker or subject to certain conditions and if permitted by our Board, surrender to Sonus shares of common stock, or delivery to Sonus of a promissory note on terms determined by the Board, or any other lawful means as provided for in the applicable option agreement or approved by the Board, or any combination of these forms of payment.

        Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which shall be not less than the fair market value on the date the SAR is granted. SARs may be granted independently or in tandem with an option. No SAR will be granted with a term in excess of 10 years.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of Sonus to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any. Shares of common stock issued pursuant to restricted stock awards count against the shares of common stock available for issuance under the 2007 Plan as 1.5 shares for every one share issued in connection with such award.

        Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Shares of common stock issued pursuant to RSU awards count against the shares of common stock available for issuance under the 2007 Plan as 1.5 shares for every one share issued in connection with such award.

        Other Stock Unit Awards.    Under the 2007 Plan, our Board has the right to grant other awards having such terms and conditions as our Board may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future (collectively, Other Stock

Unit Awards). Shares of common stock issued pursuant to Other Stock Unit Awards count against the shares of common stock available for issuance under the 2007 Plan as 1.5 shares for every one share issued in connection with such award.

        Performance Conditions.    Restricted stock and RSU awards and Other Stock Unit Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be made subject to the achievement of performance goals. We refer to these awards as "performance awards." Performance awards will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code.

        The performance criteria for each such award will be based on one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Our Board or a committee of the Board to whom the Board may delegate any or all of its powers under the 2007 Plan, or the Committee, may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

        Such performance measures:

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  may vary by participant and may be different for different awards;

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  may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and

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  will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

  Restrictions on Repricings

        Unless approved by our stockholders:

  •
  no outstanding option or SAR granted under the 2007 Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization);

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  no outstanding option or SAR grant may be cancelled and substituted with a new award under the 2007 Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR; and

  •
  no outstanding option or SAR granted under the 2007 Plan may be purchased by the Company for cash.

  Transferability of Awards

        Awards, other than vested restricted stock awards, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested restricted stock awards, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

        The maximum number of shares with respect to which awards may be granted to any participant under the 2007 Plan may not exceed 2,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award. In addition, the maximum number of shares with respect to which awards may be granted to non-employee directors in a calendar year is 100,000.

  Plan Benefits

        As of April 1, 2013, approximately 1,039 employees (including our 6 executive officers), 7 non-employee directors, and 175 consultants were eligible to receive awards under the 2007 Plan. The granting of awards under the 2007 Plan is discretionary and we cannot now estimate the number or type of awards to be granted in the future to any particular person or group. Since the 2007 Plan was adopted through April 1, 2013, we have granted the following number of options and restricted shares of our common stock under the 2007 Plan to the individuals and groups listed below: Mr. Dolan, 2,075,000 options and 2,513,570 restricted shares (of such number of restricted shares, 890,449 shares granted under performance-based awards were later forfeited); Mr. Castonguay, 645,833 options and 510,784 restricted shares; Mr. Abbott, 1,050,000 options and 1,010,295 restricted shares (of such number of restricted shares, 375,000 shares granted under performance-based awards were later forfeited); Mr. Dillon, 554,167 options and 417,261 restricted shares (of such number of restricted shares, 22,000 shares granted under performance-based awards were later forfeited); Mr. Scarfo, 700,000 options and 371,324 restricted shares; Mr. Brewington, 123,204 options and 35,131 restricted shares; Mr. Cunningham, 113,204 options and 36,051 restricted shares; Mr. Janzen, 113,204 options and 39,727 restricted shares; Ms. Infante, 123,204 options and 35,591 restricted shares; Mr. Schofield, 123,204 options and 27,778 restricted shares; Mr. Schubert, 123,204 options and 27,778 restricted shares; Mr. Thompson, 118,204 options and 32,144 restricted shares; all current executive officers as a group, 5,352,083 options and 5,434,411 restricted shares (of such number of restricted shares, 1,287,449 shares granted under performance-based awards were later forfeited); all current directors who are not executive officers as a group, 837,428 options and 234,200 restricted shares; all associates of any such directors, executive officers or nominees, none; and all other employees as a group, 22,864,814 options and 4,095,477 restricted shares.

  Substitute Awards

        In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2007 Plan. Substitute awards will not count against the 2007 Plan's overall share limit, except as may be required by the Code.

  Provisions for Foreign Participants

        Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2007 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

  Amendment or Termination

        The 2007 Plan became effective on November 12, 2007, or the Effective Date. No new award may be granted under the 2007 Plan after completion of 10 years from the Effective Date but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2007 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Registration

        We have registered 9,500,000 shares of our common stock to be issued under the 2007 Plan on a registration statement on Form S-8, filed with the SEC on April 1, 2008. On December 11, 2009, we registered on Form S-8 an additional 5,402,701 shares of common stock underlying the options that were surrendered and cancelled in a 2009 stock option exchange tender offer under which eligible employees were offered the opportunity to surrender significantly "underwater" stock options in exchange for a lesser number of shares of restricted stock granted under the 2007 Plan. At the 2009 annual meeting of stockholders, our stockholders approved an amendment of the 2007 Plan to reserve the additional shares of common stock to be tendered pursuant to the stock option exchange tender offer. On November 2, 2010, we registered on Form S-8 an additional 20,000,000 shares of common stock to be issued under the 2007 Plan after our stockholders approved certain amendments to our 2007 Plan at our 2010 annual meeting of stockholders.

Certain U.S. Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2007 Plan. This summary is general in nature and is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below and the Company is not in a position to assure any particular tax result. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

  Incentive Stock Options

        A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and generally ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain (or long-term capital loss, if sales proceeds do not exceed the exercise price). If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Non-statutory Stock Options

        A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

        A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Awards

        A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

        If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the grant date if a timely Section 83(b) election has been made or (ii) the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

  Restricted Stock Units

        A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit is settled, the participant will have income on the settlement date in an amount equal to the fair market value of the stock on the settlement date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the settlement date and otherwise will be short-term. Restricted stock units may be subject to Section 409A of the Code.

  Other Stock-Based Awards

        The tax consequences associated with any other stock-based award granted under the 2007 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock. Other stock-based awards may be subject to Section 409A of the Code.

  Tax Consequences to the Company

        The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a participant. Any such deduction will be subject to the limitations of Sections 162(m) and 280G of the Code.

Required Vote

        Approval of the proposed amendment to the 2007 Plan requires the affirmative "FOR" vote of a majority of the shares of common stock present or represented at the 2013 annual meeting of stockholders and entitled to vote as of April 15, 2013. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against approval of the amendment to the 2007 Plan. Please note that if your common stock is held with a broker, that broker is not permitted to vote your shares on the amendment to the 2007 Plan without your instructions.

Board of Directors' Recommendation

        We believe strongly that the approval of the amendment to the 2007 Plan to increase the number of shares of common stock eligible for issuance is essential to our continued success. Our employees are one of our most valuable assets. Awards under the 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above, the stockholders are being asked to approve the amendment to the 2007 Plan.

        Our Board unanimously recommends a vote "FOR" the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

 Proposal 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2013. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2013 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider this appointment. Even if the proposal is approved at the annual meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

DELOITTE & TOUCHE LLP FEES

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2012 and 2011 for each of the following categories of professional services:

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit Fees	$1,980,354	$2,084,587
Audit-Related Fees	—	—
Tax Fees	489,382	415,158
All Other Fees	10,000	4,000

Total Fees	$2,479,736	$2,503,745

Audit Fees

        These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning. Of this amount for fiscal 2012, approximately $369,000 represents fees for tax compliance and preparation.

All Other Fees

        All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved all of the services and fees of Deloitte & Touche LLP set forth above.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte & Touche LLP is compatible with maintaining their independence.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

 Proposal 4—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide our stockholders with an annual opportunity to approve an advisory resolution on the Company's executive compensation as disclosed in our Proxy Statement. Our executive compensation programs are designed to support the Company's long-term success. The Compensation Committee has overseen the development and implementation of our executive compensation program.

Key Objectives of Our Executive Compensation Program

        As described below in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  Attract, motivate and retain those individuals with the leadership abilities and skills necessary to build long-term stockholder value;

  •
  Drive performance by weighting compensation substantially towards performance-based cash- and equity-incentive compensation components rather than fixed base salaries as a percentage of total compensation; and

  •
  Connect compensation to performance by providing incentives that promote near- and long-term financial goals to continuously enhance stockholder value.

2011 Say-on-Pay Results

        The Compensation Committee considered the result of last year's advisory, non-binding "say-on-pay" proposal in connection with the discharge of its responsibilities. 98.6% of our stockholders approved the 2011 compensation of the named executive officers described in our 2012 proxy statement. Our 2012 compensation philosophy remained substantially the same as our 2011 compensation program. The Compensation Committee believes the 98.6% vote in favor of our 2011 executive compensation program demonstrated broad support for the Company's executive compensation program.

 2012 Executive Compensation Program

        The Company's executive compensation programs are administered by the Compensation Committee of the Board (the "Compensation Committee"). As described in more detail below, the Compensation Committee's responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for executive officers of the Company, including the Chief Executive Officer. The Compensation Committee reviews these compensation programs and makes annual adjustments as appropriate to accomplish its objectives.

        2012 was a unique year for Sonus—while the Compensation Committee believes that the executive team was effective in laying out the groundwork for the future success of the Company and in achieving a number of the Company's strategic goals for 2012, the Company did not meet the challenging performance metrics established by the Compensation Committee at the beginning of 2012. Recognizing the efforts and achievements of the executive team during 2012, and in order to keep in place the executive team essential to fully achieve this future success, in February 2013, the Compensation Committee decided to grant the executive team discretionary equity awards—most of which currently remain subject to continued vesting and risk of forfeiture.

        At the beginning of 2012, the Compensation Committee established challenging performance metrics for our Chief Executive Officer, our Chief Financial Officer, and the other three most highly compensated executive officers serving as executive officers at December 31, 2012 (collectively, the "Named Executive Officers") for 2012 based on the Company's established philosophy regarding executive compensation. The performance metrics for 2012 included a revenue goal, a full-year operating earnings goal and a session border controller, or SBC, bookings goal. With the exception of base salary and time-based restricted stock granted to two of the Named Executive Officers, the executive compensation program for 2012 was designed to be performance-based, with realization of compensation dependent either on the achievement of specified corporate goals (in the case of the Company's annual cash incentive plan and performance-based restricted stock) or tied to the stock price of the Company (in the case of stock options).

        2012 was expected to be an important transitional year for Sonus, as the Company continued to shift away from its historic media gateway trunking business toward an SBC business and pursued the other strategic goals detailed below. While the Company successfully continued to transform itself to an SBC business in 2012, it remained dependent upon the commercial success of its legacy media gateway trunking products. As a result of the weak macro-environment, communications service providers scrutinized their capital expenditures even more closely than expected, resulting in declining product revenues in the media gateway trunking business that were much more drastic than we and our industry had anticipated. Product revenue from sales of our trunking and communications applications products decreased by 26.4% during 2012, compared to a 4.7% decrease during 2011.

        Against this backdrop, and to demonstrate his commitment toward, and belief in, the future success of the Company, in August 2012, our President and Chief Executive Officer elected to accept restricted shares of the Company's common stock in lieu of base salary from August 10, 2012 through December 31, 2012 and also elected to receive his 2012 cash bonus, if any, in the form of restricted shares. To further exhibit his faith in the Company, our President and Chief Executive Officer also made tax payments to the Company in cash, instead of using vested shares of stock, to offset all tax liabilities relating to the vesting of restricted shares during 2012.

2012 Compensation Payouts

        In February 2013, in connection with determining compensation payouts with respect to 2012, the Compensation Committee reflected back on the fact that 2012 was a year of substantial transformation at Sonus, with the Company able to point to a variety of objective criteria as proof that it was successfully transforming its portfolio mix, its go-to-market strategy and its foundational relevance in the marketplace. Accordingly, the Compensation Committee determined that, although the 2012 performance goals for compensation purposes were only partially satisfied (as described in more detail in the "Compensation Discussion and Analysis" section of the Proxy Statement), the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model. In reaching its determination, the Compensation Committee considered that the underperformance relative to the 2012 compensation performance metrics did not, in the Compensation Committee's judgment, adequately reflect the progress the executive team made in 2012 to transform the Company from a shrinking media gateway business to a growing SBC business, including: growth in SBC revenue and market share; growth in the depth and breadth of the Company's SBC product portfolio; increases in the Company's media reach and third-party recognition that the Company is a 'leader' in the SBC marketplace; the launch of the Company's global channel sales program; and technology advancements intended to permit reductions in expenses in line with expected declines in the Company's media gateway business, which decline was much faster than was embedded in the numbers underlying the original performance targets. In addition, the Compensation Committee considered the discretion included in the original performance share awards with respect to the determination of whether the Company had achieved threshold performance and the need to provide motivating incentives to retain the Company's current executive officers. Based on these considerations, the Compensation Committee decided that:

  •
  While no cash bonuses would be paid for 2012, because the established performance goals were not achieved at the specified threshold levels of performance, for the reasons discussed in the "Compensation Discussion and Analysis" section of the Proxy Statement, the Compensation Committee would authorize the payment of a bonus in the form of restricted shares of the Company's common stock in the amount equal to 100% of the target bonus of each Named Executive Officer. These restricted shares that were granted in lieu of a cash bonus remain subject to further vesting. In the case of our President and Chief Executive Officer, who had previously elected to receive his 2012 cash bonus in the form of restricted shares, this was accomplished by leaving outstanding a portion of shares issued to him in August 2012 when he made his election and his forfeiting the remaining shares. The restricted shares that were earned are subject to continued time-vesting, with 50% of such shares vesting on August 15, 2013 and the remaining 50% vesting on February 15, 2014; provided that our President and Chief Executive Officer remains employed by us on each of the vesting dates.

  •
  While the established performance goals for vesting the performance-based restricted shares granted for 2012 had not been achieved at the specified target level of performance, for the reasons discussed in the "Compensation Discussion and Analysis" section of the Proxy Statement, the Compensation Committee would vest a portion of such shares on February 15, 2013, and make the remaining such shares subject to further performance- and time-vesting goals for 2013. The Compensation Committee believes that the established additional performance metrics for 2013, some of which relate to full-year performance and others of which relate to performance for portions of the year, are comparably challenging to the metrics set for 2012. The established performance conditions will be met upon the achievement of first-half or full-year goals, whichever are achieved first, if at all.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the Named Executive Officers to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our Named Executive Officers with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking.

        The compensation components described above evidence our goal to align executive compensation with Company performance and increase long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders. We believe that by directly linking a significant portion of the compensation of our Named Executive Officers to defined performance standards, we are able to promote balance between the drive for near-term growth and long-term increase in stockholder value.

Advisory Resolution

        We urge stockholders to read the "Compensation Discussion and Analysis" section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables and related narratives, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" section will be effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement will contribute to the Company's success. Accordingly, for the reasons set forth above, we are asking our stockholders to approve the following advisory resolution at the 2013 annual meeting of stockholders:

  RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2013 annual meeting of stockholders.

        This vote is not intended to address any specific element of compensation, but rather the overall compensation paid to the Named Executive Officers. Because your vote is advisory, it will not be binding upon the Board. The Board and the Compensation Committee will, however, review carefully and take into account the outcome of this "say-on-pay" vote when considering future compensation arrangements.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation paid to our Named Executive Officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Conduct

        Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

        We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.sonusnet.com and/or in our public filings with the SEC.

        A current copy of our Code of Conduct is available on our website www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance. A copy of the Code of Conduct may also be obtained, free of charge, from us upon a request directed to our corporate secretary at: Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial and internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees.

        In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure. The President and Chief Executive Officer and other members of senior management have responsibility for assessing and managing our risk exposure. The Board and, if applicable, its committees provide oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Marketplace Rules, special independence requirements for members of the Audit Committee. During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

        Our Board has determined that each of James K. Brewington, John P. Cunningham, Beatriz V. Infante, Howard E. Janzen, John A. Schofield, Scott E. Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. The special independence requirements for Audit Committee members are discussed below under "Board Committees—Audit Committee."

Meeting Attendance

        Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held 6 meetings during 2012. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served during 2012. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, all of the directors who served on our Board at the time of our 2012 annual meeting of stockholders attended the 2012 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and one ad-hoc committee: the Corporate Development and Investment Committee. With the exception of the Corporate Development and Investment Committee, each of these committees is composed entirely of independent directors as defined under applicable rules.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Schubert (Chairman), Cunningham, Janzen and Schofield. Each of the members of the Audit Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules and the additional independence requirements for members of audit committees imposed by Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held 8 meetings during 2012.

        As described more fully in its charter, the Audit Committee responsibilities include, among other things:

  •
  appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor;

  •
  overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC;

  •
  overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and

  •
  reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

  Compensation Committee

        The Compensation Committee consists of three members: Mr. Schofield (Chairman), Mr. Thompson and Ms. Infante. Each of the members of the Compensation Committee is an "independent director" as defined under the applicable NASDAQ Stock Market Marketplace Rules. The Compensation Committee held 7 meetings during 2012.

        As described more fully in its charter, the Compensation Committee responsibilities include, among other things:

  •
  reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers;

  •
  reviewing the Company's succession plans for executive officers, where requested to do so by the Board;

  •
  making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and

  •
  reviewing and approving the engagement and, at least annually, the remuneration provided to any compensation consultant who has provided advice to the Compensation Committee.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of three members: Messrs. Thompson (Chairman), Brewington and Janzen. Each of the members of the Nominating and Corporate Governance Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Nominating and Corporate Governance Committee held 4 meetings during 2012.

        As described more fully in its charter, the Nominating and Corporate Governance Committee responsibilities include, among other things:

  •
  identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (i) nomination for election by the stockholders and (ii) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company;

  •
  developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company;

  •
  reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; and

  •
  identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

  Corporate Development and Investment Committee

        The Corporate Development and Investment Committee is an ad-hoc committee of the Board and consists of five members: Messrs. Brewington, Cunningham, Dolan and Schubert and Ms. Infante. Each of Messrs. Brewington, Cunningham and Schubert and Ms. Infante is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Corporate Development and Investment Committee held 4 meetings during 2012.

        Among other things, the purposes of the Corporate Development and Investment Committee include providing advice to the Board with respect to: the Company's minority investments; the issuance of debt securities of the Company; stock repurchase programs that may be adopted by the Board; potential acquisitions, merger transactions, joint ventures and other investment transactions; uses of the Company's cash and short-term investments; and tax planning. The Corporate Development and Investment Committee also performs any other activities or responsibilities from time to time assigned to it by the Board. The Corporate Development and Investment Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Corporate Development and Investment Committee.

        The Corporate Development and Investment Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Director Nomination Process

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. All director candidates will be evaluated based on the criteria identified above, regardless of the identity of the individual or entity or person who proposed the director candidate. A stockholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. Stockholders may also directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals For Presentation At 2014 Annual Meeting."

Board Leadership Structure

        The Company's by-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and Chief Executive Officer roles is determined on the basis of what the Board considers to be best for the Company at any given point in time. The current Board leadership structure separates the roles of Chairman and Chief Executive Officer. The independent Chairman meets regularly with the Chief Executive Officer to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings.

        The Board separated the roles of Chairman and Chief Executive Officer in 2008. The Board continues to believe that this separation of roles and the current Board leadership structure is most appropriate for the Company at this time because it believes that the leadership structure offers the following benefits:

  •
  Increasing the independent oversight of Sonus and enhancing our Board's objective evaluation of our Chief Executive Officer;

  •
  Liberating the Chief Executive Officer to focus on company operations instead of Board administration;

  •
  Providing the Chief Executive Officer with an experienced sounding board;

  •
  Providing greater opportunities for communication between stockholders and our Board;

  •
  Enhancing the independent and objective assessment of risk by our Board; and

  •
  Providing an independent spokesperson for our Company.

        The duties of the independent Chairman of the Board, among others, are to: convene and preside over Board meetings; convene and preside over executive sessions or other meetings of the independent directors; consult with the Chief Executive Officer as to agenda items and appropriate materials for Board and committee meetings; coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and provide the Chief Executive Officer's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

Executive Sessions of the Board

        The Company's Board is structured to promote independence. All but one member of the Board are independent directors. Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and all standing Board committees are chaired by independent directors. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development and Investment Committee, on our corporate website at http://www.sonus.net or in print if you request them from our corporate secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, e-mailing or calling our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Raymond P. Dolan	55	President and Chief Executive Officer
Maurice L. Castonguay	61	Senior Vice President, Chief Financial Officer and Treasurer
Todd A. Abbott	53	Executive Vice President, Strategy and Go-to-Market
Matthew Dillon	52	Senior Vice President, Global Services and Systems Management
Anthony Scarfo	52	Senior Vice President, Technology Development
Jeffrey M. Snider	49	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

        Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under "Proposal 1—Election of Directors."

        Maurice L. Castonguay has been our Senior Vice President and Chief Financial Officer since August 2011. Prior to joining the Company, Mr. Castonguay served as Senior Vice President and Chief Financial Officer of BigBand Networks, Inc., a developer of digital video networking solutions, from 2008 to 2010. Mr. Castonguay was the Chief Financial Officer of Acopia Networks, Inc., a developer of intelligent file virtualization software, from 2006 until its acquisition by F5 Networks, Inc. in 2007. In 2006, Mr. Castonguay was the Chief Financial Officer of video-on-demand solutions provider Broadbus Technologies, Inc. until it was acquired by Motorola, Inc., a leader in wireless and broadband communications. From 2005 to 2006, Mr. Castonguay served as the Chief Financial Officer of Colubris Networks Inc., a wireless access devices company. Prior to that, he served as the Chief Financial Officer of MatrixOne, Inc., a product lifecycle management software company, from 1999 to 2004. Mr. Castonguay served as a director of Media 100 Inc., a manufacturer of video editing software and non-linear editing systems designed for professional cutting and editing, from 1997 to 2004, and as a director of Cedar Point Communications, Inc., a company that specialized in voice over internet protocol switches, from 2005 to 2010. Mr. Castonguay is a certified public accountant and holds a Bachelor of Science degree in accounting and a Master of Science degree in taxation from Bentley College, as well as a Master of Business Administration degree from Babson College.

        Todd A. Abbott has been our Executive Vice President, Strategy and Go-to-Market since September 2012. He was previously our Senior Vice President, Worldwide Sales and Marketing from May 2011 to September 2012, and is responsible for overseeing the strategic planning, portfolio management, marketing, channel enablement and sales functions at the Company. Prior to joining Sonus, Mr. Abbott served as Senior Vice President of Sales and Marketing at Avaya Inc., an enterprise communications systems company, from 2008 to 2010. Previously, Mr. Abbott was Executive Vice President of Worldwide Sales, Marketing and Service at Seagate Technology LLC, a provider of hard drives and storage solutions, from 2007 to 2008, and Senior Vice President of Worldwide Sales and Marketing at Symbol Technologies, Inc., a manufacturer and supplier of mobile data capture and delivery equipment, from 2002 to 2006. He held positions of increasing responsibility at Cisco Systems, Inc., a leader in information technology, including Group Vice President of Service Providers in Europe and Vice President of South Asia, from 1994 to 2002. He also served in various sales and sales management positions at IBM Corp., a global leader in information technology and services, from 1982 to 1994. Mr. Abbott holds a Bachelor of Science degree from Northeastern University with a double major in Finance and Marketing.

        Matthew Dillon has been our Senior Vice President, Global Services and Systems Management since May 2012 and was previously our Senior Vice President, Global Services from June 2011 to May 2012, as well as our Vice President, Global Services from 2001 to 2011. Prior to joining Sonus, from 1987 to 2000, he was a founding member of Boston Technology (later purchased by Comverse Technology Corp.), which created the de-facto standard in scalable central office-based voicemail platforms for Bell Atlantic.

        Anthony Scarfo has been our Senior Vice President, Technology Development since May 2012, and was previously our Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012, and our Vice President of Business Development from September 2011 to February 2012. Mr. Scarfo is in charge of product development and global engineering. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

        Jeffrey M. Snider has served as our Chief Administrative Officer since September 2012 and our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of Bankruptcy Management Solutions, Inc., a provider of hardware, software and services to the bankruptcy industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider is a graduate of Amherst College and the University of Virginia School of Law.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of March 16, 2013 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers serving as executive officers at December 31, 2012 (collectively, the "Named Executive Officers");

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 16, 2013 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of March 16, 2013 is based upon 282,167,499 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	2,445,725	*
Maurice L. Castonguay(2)	720,187	*
Todd A. Abbott(3)	924,273	*
Matthew Dillon(4)	1,092,234	*
Tony Scarfo(5)	445,665	*
Non-Employee Directors:
James K. Brewington(6)	105,964	*
John P. Cunningham(7)	166,884	*
Beatriz V. Infante(8)	98,091	*
Howard E. Janzen(9)	167,560	*
John A. Schofield(10)	86,111	*
Scott E. Schubert(11)	103,611	*
H. Brian Thompson(12)	207,977	*
All current executive officers and directors as a group (13 persons)(13)	7,113,562	2.52%
5% Owners:
Senate Limited (Trustee)—P.O. Box 71082, Dubai, United Arab Emirates(14)	67,295,079	23.84%
Empire Capital—1 Gorham Island, Suite 201, Westport, CT 06880(15)	38,595,000	13.68%

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 815,104 shares subject to outstanding options that are exercisable as of May 15, 2013 and 1,172,356 shares of restricted stock and performance-based restricted stock subject to vesting.

(2)
Includes 250,868 shares subject to outstanding options that are exercisable as of May 15, 2013 and 398,806 shares of restricted stock and performance-based restricted stock subject to vesting.

(3)
Includes 331,250 shares subject to outstanding options that are exercisable as of May 15, 2013 and 495,362 shares of restricted stock and performance-based restricted stock subject to vesting.

(4)
Includes 911,528 shares subject to outstanding options that are exercisable as of May 15, 2013 and 180,239 shares of restricted stock and performance-based restricted stock subject to vesting.

(5)
Includes 91,667 shares subject to outstanding options that are exercisable as of May 15, 2013 and 330,699 shares of restricted stock and performance-based restricted stock subject to vesting.

(6)
Includes 70,833 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(7)
Includes 130,833 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(8)
Includes 62,500 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(9)
Includes 110,833 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(10)
Includes 58,333 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(11)
Includes 70,833 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(12)
Includes 145,833 shares subject to outstanding options that are exercisable as of May 15, 2013 and 17,778 shares of restricted stock subject to vesting.

(13)
Includes 3,256,856 shares subject to outstanding options that are exercisable as of May 15, 2013, and 2,919,335 shares of restricted stock and performance-based restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(14)
According to a Schedule 13D/A No. 10 filed with the SEC on January 15, 2010, reporting the beneficial ownership of 67,295,079 shares of our common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 67,295,079 shares.

(15)
According to a Schedule 13G/A No. 3 filed with the SEC on February 14, 2013, reporting the beneficial ownership of 38,595,000 shares of our common stock, each of Empire Capital Management, L.L.C. ("Empire"), Scott A. Fine ("Mr. Fine"), and Peter J. Richards ("Mr. Richards") reports shared dispositive power over the 38,595,000 shares. According to the Schedule 13G/A No. 3, (i) Empire serves as the investment manager to and has investment discretion over the securities held by Empire Capital Partners, LP; Empire Capital Partners, LTD; Empire Capital Partners Enhanced Master Fund, LTD; Charter Oak Partners, LP and Charter Oak Partners II LP; and (ii) Mr. Fine and Mr. Richards are the only managing members of Empire and the only managing partners of Empire.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2012 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

        Deloitte provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This Standard requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. We also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on its discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements and management's report on internal control over financial reporting be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) John P. Cunningham Howard E. Janzen John A. Schofield

 COMPENSATION COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee consists of John A. Schofield (Chairman), Beatriz V. Infante and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: John A. Schofield (Chairman) Beatriz V. Infante H. Brian Thompson

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Company's executive compensation programs are administered by the Compensation Committee of the Board, or the Compensation Committee. As described in more detail below, the Compensation Committee's responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for executive officers of the Company, including the Chief Executive Officer. The Compensation Committee reviews these compensation programs and makes annual adjustments as appropriate to accomplish its objectives.

  Executive Summary

  2012 Executive Compensation Program

        2012 was a unique year for Sonus—while the Compensation Committee believes that the executive team was effective in laying out the groundwork for the future success of the Company and in achieving a number of the Company's strategic goals for 2012, the Company did not meet the challenging performance metrics established by the Compensation Committee at the beginning of 2012. Recognizing the efforts and achievements of the executive team during 2012, and in order to keep in place the executive team essential to fully achieve this future success, in February 2013, the Compensation Committee decided to grant the executive team discretionary equity awards—most of which currently remain subject to continued vesting and risk of forfeiture.

        At the beginning of 2012, the Compensation Committee established challenging performance metrics for the Named Executive Officers for 2012 based on the Company's established philosophy regarding executive compensation—which is to attract, retain, motivate and reward the most qualified executive officers and to align their interests with those of the Company and its stockholders by tying a material portion of our executive officers' total compensation to the Company's financial performance. The performance metrics for 2012 included a revenue goal, a full-year operating earnings goal and a session border controller, or SBC, bookings goal. With the exception of base salary and time-based restricted stock granted to two of the Named Executive Officers, the executive compensation program for 2012 was designed to be performance-based, with realization of compensation dependent either on the achievement of specified corporate goals (in the case of the Company's annual cash incentive plan and performance-based restricted stock) or tied to the stock price of the Company (in the case of stock options).

        2012 was expected to be an important transitional year for Sonus, as the Company continued to shift away from its historic media gateway trunking business toward an SBC business and pursued the other strategic goals detailed below. While the Company successfully continued to transform itself to an SBC business in 2012, it remained dependent upon the commercial success of its legacy media gateway trunking products. As a result of the weak macro-environment, communications service providers scrutinized their capital expenditures even more closely than expected, resulting in declining product revenues in the media gateway trunking business that were much more drastic than we and our industry had anticipated. Product revenue from sales of our trunking and communications applications products decreased by 26.4% during 2012, compared to a 4.7% decrease during 2011.

        Against this backdrop, and to demonstrate his commitment toward, and belief in, the future success of the Company, in August 2012, our President and Chief Executive Officer elected to accept restricted shares of the Company's common stock in lieu of base salary from August 10, 2012 through December 31, 2012 and also elected to receive his 2012 cash bonus, if any, in the form of restricted shares. To further exhibit his faith in the Company, our President and Chief Executive Officer also made tax payments to the Company in cash, instead of using vested shares of stock, to offset all tax liabilities relating to the vesting of restricted shares during 2012.

  2012 Compensation Payouts

        In February 2013, in connection with determining compensation payouts with respect to 2012, the Compensation Committee reflected back on the fact that 2012 was a year of substantial transformation at Sonus, with the Company able to point to a variety of objective criteria as proof that it was successfully transforming its portfolio mix, its go-to-market strategy and its foundational relevance in the marketplace. Accordingly, the Compensation Committee determined that, although the 2012 performance goals for compensation purposes were only partially satisfied (as described in more detail below), the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model. In reaching its determination, the Compensation Committee considered that the underperformance relative to the 2012 compensation performance metrics did not, in the Compensation Committee's judgment, adequately reflect the progress the executive team made in 2012 to transform the Company from a shrinking media gateway business to a growing SBC business, including: growth in SBC revenue and market share; growth in the depth and breadth of the Company's SBC product portfolio; increases in the Company's media reach and third-party recognition that the Company is a 'leader' in the SBC marketplace; the launch of the Company's global channel sales program; and technology advancements intended to permit reductions in expenses in line with expected declines in the Company's media gateway business, which decline was much faster than was embedded in the numbers underlying the original performance targets. In addition, the Compensation Committee considered the discretion included in the original performance share awards with respect to the determination of whether the Company had achieved threshold performance and the need to provide motivating incentives to retain the Company's current executive officers. Based on these considerations, the Compensation Committee decided that:

  •
  While no cash bonuses would be paid for 2012, because the established performance goals were not achieved at the specified threshold levels of performance, for the reasons discussed in this section of the Proxy Statement, the Compensation Committee would authorize the payment of a bonus in the form of restricted shares of the Company's common stock in the amount equal to 100% of the target bonus of each Named Executive Officer. These restricted shares that were granted in lieu of a cash bonus remain subject to further vesting. In the case of our President and Chief Executive Officer, who had previously elected to receive his 2012 cash bonus in the form of restricted shares, this was accomplished by leaving outstanding a portion of shares issued to him in August 2012 when he made his election and his forfeiting the remaining shares. The restricted shares that were earned are subject to continued time-vesting, with 50% of such shares vesting on August 15, 2013 and the remaining 50% vesting on February 15, 2014; provided that our President and Chief Executive Officer remains employed by us on each of the vesting dates.

  •
  While the established performance goals for vesting the performance-based restricted shares granted for 2012 had not been achieved at the specified target level of performance, for the reasons discussed in this section of the Proxy Statement, the Compensation Committee would vest a portion of such shares on February 15, 2013, and make the remaining such shares subject to further performance- and time-vesting goals for 2013. The Compensation Committee believes that the established additional performance metrics for 2013, some of which relate to full-year performance and others of which relate to performance for portions of the year, are comparably challenging to the metrics set for 2012. The established performance conditions will be met upon the achievement of first-half or full-year goals, whichever are achieved first, if at all.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the Named Executive Officers to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our Named Executive Officers with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Sonus Networks, and concluded that no such material risks exist.

  Company Performance; Relationship of Pay to Performance

        As Sonus entered 2012, we established four strategic goals for the year that we believed would mark the important transformation of the Company. The Compensation Committee used these four goals as a basis for determining the 2012 performance metrics for the Named Executive Officers. As we look back on 2012, Sonus achieved most of these strategic goals outright and made great progress on all of them as we transitioned to establish ourselves as a leader in the market for cloud-based, Session Initiation Protocol-enabled communications. A summary of our 2012 strategic goals and our achievements is as follows:

2012 Strategic Goals	2012 Achievements

Continue to shift the firm's revenue mix toward session border controllers, or SBCs, by outpacing industry growth in the segment to demonstrate sustained SBC momentum	Outpaced SBC industry growth significantly, taking substantial market share in the process. As a result, the mix of Sonus' SBC product revenue now represents roughly 45% of our total product revenue (up from 25% in 2011).
With the acquisition of Network Equipment Technologies, Inc., or NET, in August 2012, we now feature the only end-to-end portfolio of enterprise SBC solutions.
Further, we offer more Microsoft Lync-qualified SBCs than any other brand and we were one of just two companies named a 'Leader' in Gartner's first-ever magic quadrant for the SBC category.

Launch our channel initiative with reseller-ready products and a set of high-quality partners that would extend our coverage globally as well as into the enterprise segment
Launched our global channel partner program, Sonus Partner Assure, and have recruited and trained over 30 'Select' level partners, which was well ahead of our original target of 20 'Select' level partners.

In concert with Sonus Partner Assure, we expanded our channel-ready products, both organically and through the NET acquisition. In doing so, we delivered our first-ever solutions designed to be sold through channels—the May 2012 release of the Sonus SBC 5200 and the all-new Sonus SBC 5100. We have the broadest portfolio of channel-centric SBCs that are all purpose-built to the needs of enterprise customers.

2012 Strategic Goals	2012 Achievements

Expand beyond our install base by acquiring new enterprise and service provider customers and open new geographies	Updated our brand identity and the positioning of the Company to make it more relevant to new prospects and help establish the Company as a thought leader. We added 29 new SBC 5000 and SBC 9000-based customers in 2012, a 38% increase from 2011.
In doing so, we saw our year-over-year monthly website traffic totals double and our press coverage increase more than ten-fold for the year.
Verizon selected Sonus as part of its global SIP Carrier Interconnect Platform, where Verizon is deploying the Sonus SBC 9000 as a pure SBC platform.

Additionally, we established new sales leadership in the Europe, Middle East and Asia regions as part of our efforts to strengthen our global footprint, which helped Sonus add 130 new SBC customers in the fourth quarter of 2012.

Provide greater transparency and predictability into our business through operational execution
The 2012 macro-environment was clearly challenging for Sonus as well as for others in our industry. Nevertheless, our SBC results demonstrated substantial share gains, but we fell short of our forecasts for the media gateway business. Product revenue from sales of our trunking and communications applications products was $85.7 million for the year ended December 31, 2012, $116.5 million for the year ended December 31, 2011, and $122.2 million for the year ended December 31, 2010, which represented decreases of 26.4% in fiscal 2012 compared to fiscal 2011 and 4.7% in fiscal 2011 compared to fiscal 2010. The decline in product revenue from our media gateway trunking business in 2012 by 26.4% was more drastic than we and our industry had initially anticipated.
Throughout 2012, Sonus took decisive actions to reduce its cost structure, including restructurings in August and again in December.

        As we reflect back, 2012 was a year of substantial transformation at Sonus. We transformed our portfolio mix, we transformed our go-to-market strategy and we transformed our foundational relevance in the marketplace.

        The Compensation Committee's general philosophy is to tie increases or decreases in overall executive compensation with the overall financial performance of the Company. The Compensation Committee selected challenging metrics to measure bonus achievement that correspond to the financial needs and strategic goals of the Company during the relevant period. For 2012, bonus metrics were focused on our revenues, operating earnings, and bookings from the sale of our SBC products. These were important components that supported our strategic goals for 2012.

        Despite the significant progress Sonus Networks made against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Company's performance in 2012 did not meet the corporate objectives set by the Compensation Committee. However, for the reasons discussed above, the Compensation Committee determined that the executive team made significant progress in 2012 to transform the Company's business model, especially in light of the decline of the media gateway business which was deteriorating faster than was embedded in the numbers underlying the original performance metrics. As a result of such reasons and in order to retain the executives who have worked diligently towards these ends, the Compensation Committee decided to vest a portion of the performance-based restricted shares to our Named Executive Officers and to grant them time-based restricted shares following the determination that no 2012 cash bonuses were earned. In demonstration of the Company's commitment to pay for performance, however, the Compensation Committee elected to grant a significant majority of the equity awards subject to either time-based vesting and/or performance-based vesting, such that most of the equity granted for fiscal year 2012 to our Named Executive Officers has not vested and remains at risk.

  Compensation Philosophy and Practices

        Our compensation philosophy and practices are an important part of our business strategy in helping to attract, retain, motivate and reward executive talent and to align the interests of our executive officers with those of our stockholders. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our executive compensation program is designed to achieve the following key objectives:

  •
  Attract, motivate and retain those individuals with the leadership abilities and skills necessary to build long-term stockholder value;

  •
  Drive performance by weighting compensation substantially towards performance-based cash- and equity-incentive compensation components rather than fixed base salaries as a percentage of total compensation; and

  •
  Connect compensation to performance by providing incentives that promote near- and long-term financial goals to continuously enhance stockholder value.

        We seek to accomplish these objectives by:

  •
  Providing independent Board oversight;

  •
  Avoiding being overly rigid, formulaic or short-term oriented;

  •
  Offering compensation opportunities that attract, retain and develop highly talented executives;

  •
  Motivating individuals to perform at their highest levels, and encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and

  •
  Reinforcing critical measures of performance derived from our business strategy and key success factors.

        These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

        Our executive compensation program has historically targeted executive base salaries below the median of our peer group, but includes additional annual cash incentives designed to make us competitive with our peer group on a total cash compensation basis and long-term equity incentives that are highly competitive relative to our peer group (at the 50th percentile if annual goals are achieved, below the 50th percentile if annual goals are not achieved, and well above the 50th percentile if long-term performance goals are achieved). While our executive compensation programs are intended to provide competitive, performance-based incentives to our executives, actual executive compensation can vary greatly.

        Executive turnover in recent years has influenced executive compensation decision-making. The Company has undergone a number of executive transitions over the past three years, hiring a new Vice President of Human Resources in December 2012; a new Senior Vice President and Chief Financial Officer in August 2011; a new Vice President of Business Development in August 2011 (who has since been promoted to Senior Vice President of Technology Development in May 2012); a new Senior Vice President of Worldwide Sales and Marketing in May 2011 (who has since been promoted to Executive Vice President of Strategy and Go-to-Market in September 2012); and a new President and Chief Executive Officer in October 2010. In 2012, the Company also promoted key employees to the following positions: a new Vice President of Corporate Controller in December 2012; a new Chief Administrative Officer in September 2012; and a new Senior Vice President of Global Services and Systems Management in May 2012, among other senior positions. Meanwhile, the performance of the stock markets in general and the Company's stock in particular have diminished the value of the Company's equity incentives. As a result, the Compensation Committee and management have been required to set certain base salaries, including for certain of our Named Executive Officers, at a higher percentile in order to attract, motivate and retain the talented executives necessary to create a company with strong growth and earnings potential. We face competition for executives from larger companies with significantly greater cash compensation and from smaller private companies with greater perceived equity growth potential through an initial public offering or acquisition and therefore must at times pay a premium relative to market to be competitive in our total compensation in order to attract highly talented executives.

  2011 Say-on-Pay Results

        The Compensation Committee considered the result of last year's advisory, non-binding "say-on-pay" proposal in connection with the discharge of its responsibilities. 98.6% of our stockholders approved the 2011 compensation of the named executive officers described in our 2012 proxy statement. Our 2012 compensation philosophy remained substantially the same as our 2011 compensation program. The Compensation Committee believes the 98.6% vote in favor of our 2011 executive compensation program demonstrated broad support for the Company's executive compensation program.

  Determining Executive Compensation

        The Compensation Committee determines and approves the compensation level for the President and Chief Executive Officer; reviews and sets compensation levels of other key executive officers; evaluates and approves goals and objectives of the President and Chief Executive Officer as well as other key executive officers; evaluates the performance of these executives in light of those goals and objectives; evaluates and approves all grants of equity-based compensation to the President and Chief Executive Officer and the other executive officers; and recommends to our Board compensation policies for outside directors. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

        Our Board sets the overall corporate performance goals for each year, while the Compensation Committee reviews and approves each executive officer's objectives and target bonus. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance against the predetermined performance goals and objectives as well as other performance considerations related to unforeseen events during the year to determine the appropriate bonus amount, if any, to be paid to each eligible participant.

        The Compensation Committee reviews each component of the executive's compensation against data collected from both the public filings of our peer group firms and published survey data. The data used for comparison reflect compensation levels and practices for persons holding comparable positions at comparable companies. The Compensation Committee also solicits input from our President and Chief Executive Officer, who works with our Chief Administrative Officer and the Vice President of Human Resources, to recommend compensation for those executives reporting directly to him. The Compensation Committee considers, but is not bound by, recommendations made by Company management. Similarly, the Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. All decisions regarding the President and Chief Executive Officer's compensation are made by the Compensation Committee in executive session without the President and Chief Executive Officer present.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For 2012, the Compensation Committee retained Pearl Meyer & Partners as its compensation consultant to provide an analysis of the total compensation practices for our executive and senior management positions. The Compensation Committee has conducted an assessment of Pearl Meyer & Partners' independence relative to standards prescribed by the SEC and determined that no conflicts exist. Pearl Meyer & Partners provided the Compensation Committee with a study of the competitiveness of our total cash and long-term incentive compensation. The study provided a significant amount of comparative information, using a 50% blend of peer data and 50% blend of market survey data for our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President of Strategy & Go-to-Market, and our Senior Vice President, Chief Administrative Officer and General Counsel; and 100% of market survey data for our Senior Vice President of Global Services and Systems Management and our Senior Vice President of Technology Development. Our 2012 target compensation was benchmarked relative to this data. The survey was conducted using the 2012 Radford Global Technology survey, employing the appropriate industry and size criteria (technology firms with revenues of $200 million to $500 million). No information was provided for any individual company within the survey.

        The following peer companies were used in Pearl Meyer & Partner's executive compensation assessment of our 2012 executive compensation program, and such assessment included a compensation analysis and comparison of each such company based upon information derived from publicly disclosed filings for the most recent fiscal year end as of September 2012:

		Data as of Applicable Fiscal Year End Date
	Fiscal Year End Date for Data Considered in 2012 Executive Compensation Analysis
Company		Revenue ($ Millions)	Market Capitalization ($ Millions)	Net Income (Loss) ($ Millions)	Research and Development Expense ($ Millions)	Number of Employees

Acme Packet, Inc.	December 2011	$287	$1,115	$6	$62	570

ADTRAN, Inc.	December 2011	$657	$1,061	$74	$118	1,737

Aruba Networks, Inc.	July 2012	$517	$2,025	$(9)	$109	1,057

BroadSoft, Inc.	December 2011	$160	$1,063	$13	$34	487

Calix, Inc.	December 2011	$330	$322	$(27)	$67	625

Digi International Inc.	September 2012	$191	$243	$8	$31	691

Harmonic Inc.	December 2011	$541	$504	$(11)	$105	1,145

Infinera Corp.	December 2011	$422	$552	$(89)	$122	1,181

Interdigital, Inc.	December 2011	$295	$1,617	$70	$65	330

Ixia	December 2011	$371	$1,027	$52	$88	1,300

Oplink Communications, Inc.	July 2012	$175	$316	$(3)	$22	3,454

Riverbed Technology, Inc.	December 2011	$802	$2,842	$70	$140	1,610

ShoreTel, Inc.	June 2012	$268	$257	$(24)	$54	933

Symmetricom, Inc.	June 2012	$238	$252	$8	$29	570

Sonus Networks, Inc.	December 2011	$253	$519	$(30)	$68	1,095

Sonus Networks Inc. Percentile Position		27th	41st	7th	54th	54th

        The peer group selection factors included revenue size and industry (communications equipment). The Compensation Committee modified the peer group as compared to 2011. Three of the companies included in the 2011 peer group were eliminated, including BigBand Networks, Inc. (acquired by Arris Group in late 2011), Blue Coat Systems, Inc. (acquired by private equity investor Thoma Bravo in 2012); and Tekelec (taken private in 2012 by a group of investors led by Siris Capital Group). After a review to determine if there were any additional companies that would be appropriate to add to the 2012 peer group, the Compensation Committee decided to replace these three companies with Interdigital, Inc. and Oplink Communications, Inc. The Compensation Committee believes that the 2012 peer group is relevant for purposes of benchmarking executive pay because this collection of companies are similar to us with respect to business model profile and size in terms of revenue (all are between one-half and three times the revenue of the Company).

        Although the competitive positioning of individual executives varied, the findings by Pearl Meyer & Partners indicated that, in the aggregate:

  •
  with the exception of certain newly promoted executive officers, total compensation paid to our executive officers was generally above the median of our peer group;

  •
  target total cash compensation in aggregate approximated at the 60th percentile of the market data; and

  •
  target total direct compensation in aggregate approximated the peer group 75th percentile, reflecting both the Company's focus on targeting above median equity incentive award opportunities and the impact of executive turnover on executive compensation decision making.

  Compensation Components

        Our executive compensation program has three major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

        Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are variable compensation. The equity-based component of each Named Executive Officer's compensation package consists of restricted stock with performance-based and/or time-based vesting and stock options, which vest over time, and therefore, the value of which is tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, all of our executive officers are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in our 401(k) plan. We have also entered into executive agreements with certain of our executive officers, including our Named Executive Officers, which provide for certain severance benefits upon termination of employment, including a termination following a change in control of the Company.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies. With the exception of Mr. Dillon who joined us as our Vice President, Global Services in 2001 and with whom we did not sign a formal employment agreement, the salary for each Named Executive Officer was originally determined in his respective employment agreement. Each Named Executive Officer's base salary is reviewed on an annual basis as well as at the time of a promotion or other change in responsibilities.

        In fiscal 2012, after taking into account the Company's performance, the Compensation Committee determined for the fourth year in a row that it would not be appropriate to implement changes to the base salaries, with the exception of promotions. As a result, the base salaries of the Chief Executive Officer and the Chief Financial Officer remain the same as when they were first hired by the Company in 2010 and 2011, respectively. In May 2012, the Compensation Committee increased the annual base salary of Mr. Dillon from $270,000 to $300,000, as a result of his promotion to Senior Vice President, Global Services and Systems Management. Also in May 2012, the Compensation Committee increased the annual base salary of Mr. Scarfo from $270,000 to $320,000 to reflect the increased responsibilities Mr. Scarfo gained with his promotion as Senior Vice President, Technology Development. In September 2012, following Mr. Abbott's assumption of the role of Executive Vice President, Strategy and Go-to-Market, the Compensation Committee increased his annual base salary from $370,000 to $400,000 per year, reflecting the increased responsibilities Mr. Abbott gained.

        On August 7, 2012, Mr. Dolan elected to accept shares of restricted stock, or the 2012 Dolan Salary Shares, in lieu of his base salary from August 10, 2012 through December 31, 2012. With such election, the 2012 Dolan Salary Shares were subject to a risk of loss before they vested and could have declined in value. Nevertheless, Mr. Dolan made the election to accept the 2012 Dolan Salary Shares in lieu of base salary to demonstrate his commitment towards and belief in the future success of the

Company. Accordingly, on August 10, 2012, the Company granted Mr. Dolan 108,398 shares of restricted stock, such number equaled the balance of Mr. Dolan's base salary for the year ended December 31, 2012 divided by $1.78, the closing price of the Company's common stock, both as of the date of grant. The 2012 Dolan Salary Shares vested on December 31, 2012.

        For 2013, Mr. Dolan again wanted to exhibit his confidence in the future success of the Company and elected to accept shares of restricted stock, or the 2013 Dolan Salary Shares, in lieu of his annual base salary for the period January 1, 2013 through December 31, 2013. Accordingly, on February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted stock, such number calculated by dividing his 2013 base salary of $500,000 by $2.72, the closing price of the Company's common stock on the grant date. The 2013 Dolan Salary Shares will vest on December 31, 2013. If Mr. Dolan's employment is terminated by Mr. Dolan with Good Reason (as defined in his employment agreement) or by the Company without Cause (as defined in his employment agreement) before December 31, 2013, a pro rata portion of the 2013 Dolan Salary Shares will vest on the date of such termination. If Mr. Dolan terminates his employment without Good Reason or his employment is terminated by the Company for Cause before December 31, 2013, he will forfeit the 2013 Dolan Salary Shares. Therefore, these 2013 Dolan Salary Shares remain subject to a risk of loss and may decrease in value.

        Cash Bonuses.    The Company has one cash incentive plan—the Senior Management Cash Incentive Plan, or the SMCIP—that covers all executive officers and certain other senior employees. The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if the Company achieves certain annual financial objectives, as applicable. The target bonuses for executive officers covered by the SMCIP in fiscal 2012 were determined by the Compensation Committee based upon competitive market and peer group data and analysis, were paid out at 100% of annual base salary in the form of restricted stock that is subject to additional time-vesting. Total cash compensation—base salary plus cash bonus—has historically been targeted at the 50th percentile opportunity when compared to our peer group if annual goals are achieved. For 2012, on average, the target total cash compensation to our executive officers was at the 60th percentile, whereas target bonuses as a percentage of base salary were in line with the market. The Compensation Committee annually benchmarks target bonuses as a component of executive compensation against peer group data. It believes that the target bonuses for our executive officers for 2012 were within the appropriate range as a percentage of base salary and overall total compensation.

        The 2012 corporate goals for the SMCIP were based upon achievement of the following corporate metrics:

Objective(1)	Target	Threshold Level of Achievement	Leverage Factor for Overachievement	2012 Actual Achievement	2012 Actual Achievement Percentage	Weight	2012 Bonus Payout Percentage (2012 Actual Achievement Percentage × Weight)
Revenue(2)	$295,000,000	85%	Maximum 1.5x at 120% ($354,000,000)	$237,014,000	0%	30%	0%
Full Year Operating Earnings(3)	$14,632,000	60%	Maximum 1.5x at 125% ($18,290,000)	$(16,547,000)	0%	30%	0%
SBC/Session Management Bookings at Targeted Margin of 60%	$97,100,000	80%	Maximum 1.5x at 125% ($121,375,000)	$53,669,000	0%	40%	0%

						100%	0%

(1)
The objectives do not include the results from Network Equipment Technologies, Inc., as such acquisition occurred in August 2012.

(2)
If this measure was not achieved, it would be deemed achieved if the sum of (i) the actual performance of this measure and (ii) the amount of any positive change in deferred revenue for 2012 met or exceeded the target performance for this measure. However, the impact of any positive change in deferred revenue did not count towards greater than 100% achievement for this measure.

(3)
This metric is a non-GAAP measure and excludes the impact of stock-based compensation and amortization of intangible assets recorded in fiscal 2012.

        On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 cash bonuses for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and therefore no 2012 cash bonuses were earned. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the award of restricted stock having a value equal to 100% of the target bonus of each Named Executive Officer. These restricted shares are subject to time vesting as described below.

        For Mr. Dolan, the Compensation Committee approved the payment of a bonus in an amount equal to 100% of his target bonus. The bonus eligibility of Mr. Dolan under the SMCIP was determined pursuant to the terms of his employment agreement with the Company, as amended. On August 7, 2012, Mr. Dolan elected to receive his 2012 cash bonus, if any bonus was earned, in the form of restricted shares of the Company's common stock. On August 10, 2012, he was granted 421,348 shares of restricted stock, which was equal to his maximum bonus of 150% of his annual target bonus, divided by $1.78, the closing price of the Company's common stock on the grant date. However, as noted above, Mr. Dolan did not earn his maximum bonus amount of 150% of his annual target bonus but instead received the payment of a bonus in an amount equal to 100% of his target bonus. Accordingly, Mr. Dolan earned 280,899 of the restricted shares, or two-thirds of the maximum bonus. Subject to Mr. Dolan's continued employment with the Company on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% of the restricted stock earned will vest on February 15, 2014. The remaining one-third of the restricted shares that were granted to Mr. Dolan in August 2012 was forfeited by Mr. Dolan on February 14, 2013.

        The following table summarizes the actions taken with respect to 2012 cash bonuses for our remaining four Named Executive Officers:

Named Executive Officer and Principal Position	Bonus Eligibility Under SMCIP	Full Year Target Bonus at 100% of Target	Number of Restricted Shares Granted(1)	Number of Restricted Shares Forfeited
Maurice L. Castonguay(2) Senior Vice President and Chief Financial Officer	60% of base salary	$171,000	62,868	—
Todd A. Abbott(3) Executive Vice President, Strategy and Go-to-Market	75% of base salary	$300,000	110,295	—
Matthew Dillon(4) Senior Vice President, Global Services and Systems Management	60% of base salary	$180,000	66,177	—
Anthony Scarfo(5) Senior Vice President, Technology Development	50% of base salary	$160,000	58,824	—

(1)
Represents 100% of each Named Executive Officer's full year target bonus at 100% of target, divided by $2.72, the closing price of the Company's common stock on February 15, 2013, the date of grant of such shares. 50% of the restricted shares granted will vest on August 15, 2013 and the remaining 50% of such shares earned will vest on February 15, 2014.

(2)
The bonus eligibility of Mr. Castonguay under the SMCIP was determined pursuant to the terms of his employment agreement, as amended.

(3)
For Mr. Abbott, his base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. With Mr. Abbott's promotion from Senior Vice President, Worldwide Sales and Marketing to Executive Vice President, Strategy and Go-to-Market in September 2012, his base salary and bonus eligibility were revised accordingly from 50% of a base salary of 370,000 to 75% of a base salary of $400,000.

(4)
Because Mr. Dillon does not have an employment agreement with the Company that contains a percentage relating to his bonus eligibility under the SMCIP, Mr. Dillon's target bonus level was based upon competitive data, including peer group data, his position in the Company, and his anticipated contributions to our long-term goals. The President and Chief Executive Officer provided a recommendation as to Mr. Dillon's target bonus to the Compensation Committee for the Compensation Committee's consideration and approval.

(5)
For Mr. Scarfo, his base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. With Mr. Scarfo's promotion from Vice President of Business Development to Senior Vice President, Technology Development in May 2012, his base salary and bonus eligibility were revised accordingly from 30% of a base salary of $270,000 to 50% of a base salary of $320,000.

        In order to receive their restricted stock awards, each of our executive officers was required to agree that all such awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, are subject to any incentive compensation clawback policy established from time to time by the Company in order to comply with the Dodd-Frank Act. The Compensation Committee intends to revise the SMCIP to implement a new clawback policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act.

        The Compensation Committee will continue the SMCIP for fiscal 2013, using financial metrics consistent with our 2013 operating plan and the financial objectives associated with that plan. We achieved approximately 209.7% of the corporate goals for 2010, 55.56% of the corporate goals for 2011, and 0% of the corporate goals for 2012.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and performance- and/or time-vested restricted stock awards are granted to our executive officers in order to tie their compensation directly to our long-term success and to increase stockholder value. In determining the size of the stock option and/or restricted stock awards granted to each executive officer, the Compensation Committee takes into account the executive officer's position, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. The Compensation Committee does not assign specific weights to the various factors it considers, but instead subjectively determines the number of equity awards granted. The Compensation Committee believes that a combination of stock options and performance-based stock awards is most effective in meeting the key objectives of employee retention, motivation, and alignment with stockholder interests, and is the most cost effective and efficient manner of share usage, taking into account stock-based compensation expense and cash flow. Our stock option and restricted stock policy is described in further detail below under "Stock Option and Restricted Stock Grant Policy."

  Stock Option Grants

        In connection with the Company's annual equity incentive grant, the Compensation Committee authorized the 2012 grants on March 15, 2012, with the exception of Mr. Dolan and Mr. Abbott, who were granted equity on March 16, 2012. Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee, consistent with grants generally made to all employees. The equity grants to Messieurs Dolan and Abbott on March 16, 2012 were exceptions to the Compensation Committee's standard practice as the committee required an extra day to finalize the terms of such grants. The Compensation Committee granted options to purchase the following number of shares of our common stock: Mr. Dolan (625,000 options), Mr. Castonguay (145,833 options), Mr. Abbott (300,000 options), Mr. Dillon (104,167 options), and Mr. Scarfo (100,000 options). The exercise price of each option equaled the closing price on the date of grant, or $2.89 per share for the grants made on March 15, 2012, and $2.92 per share for the grants made on March 16, 2012.

        On June 15, 2012, Mr. Scarfo received an option to purchase 250,000 shares of our common stock with an exercise price of $2.25 per share in connection with his promotion to the position of Senior Vice President, Technology Development.

  Restricted Stock Awards

        Also in connection with the Company's annual incentive grant, on March 16, 2012, Mr. Dolan and Mr. Abbott were granted 250,000 and 125,000 shares of restricted stock of the Company, respectively.

        Of Mr. Dolan's shares, 93,750 vested on March 16, 2012; 31,250 vested on each of October 12, 2012 and March 12, 2013; and 31,250 will vest on each of October 12, 2013, March 12, 2014 and October 12, 2014.

        Of Mr. Abbott's shares, 31,250 vested on March 16, 2012; 15,625 shares vested on November 3, 2012; and 15,625will vest on each of May 3, 2013, November 3, 2013, May 3, 2014, November 3, 2014 and May 3, 2015.

        The following table summarizes the actions taken with respect to performance-based share awards that were originally granted between September 2011 and March 2012, including the number of shares that the Compensation Committee vested as of February 15, 2013 and the number of shares that the Compensation Committee made subject to further performance- and time-vesting criteria. At the time the performance conditions for these awards were established, the Compensation Committee specified target levels of achievement for vesting of the awards (which target levels were not achieved), but provided the Compensation Committee with discretion to determine threshold and maximum levels of achievement. With respect to the shares made subject to further goals, the Compensation Committee, in its sole discretion, established performance conditions reflecting certain levels of achievement during 2013. The actual number of shares that will become performance-vested will be determined by the Compensation Committee's assessment of Company performance during 2013. The Compensation Committee believes that the established performance conditions for 2013, some of which relate to full-year performance and others of which relate to performance for portions of the year, are comparably challenging to the performance conditions set for 2012. The established performance conditions will be met upon the achievement of first-half or full-year goals, whichever are achieved first, if at all.

Named Executive Officer	Maximum Number of Shares Subject to Original Performance Share Grants(1)	Number of Performance Shares Vested as of 2/15/13	Number of Performance Shares Eligible for Future Vesting(2)
Raymond P. Dolan president and Chief Executive Officer	800,000(3)	186,117	613,883(8)
Maurice L. Castonguay Senior Vice President and Chief Financial Officer	447,917(4)	111,979	335,938(9)
Todd A. Abbott Executive Vice President, Strategy and Go-to-Market	400,000(5)	93,058	306,942(10)
Matthew Dillon Senior Vice President, Global Services and Systems Management	174,083(6)	38,021	136,062(11)
Anthony Scarfo Senior Vice President, Technology Development	162,500(7)	40,625	121,875(12)

(1)
Represents, in each case, the number of shares that would have vested as of the date the Company reported its financial results by which the achievement of 2012 performance conditions could be determined pursuant to the terms of the award had the maximum level of performance been achieved with respect to such award.

(2)
The number of shares included in this column depicts the maximum number of shares the corresponding individual could earn if the maximum level of performance is achieved during fiscal year 2013. However, these numbers could potentially be zero if the level of performance is not achieved. These performance shares all have the same performance vesting criteria and, if any such shares are earned, will vest subject to the continued employment of each Named Executive Officer at the time of each vesting.

Represents, with respect to Mr. Dolan, the remaining shares that will be subject to further performance-and time-vesting criteria as discussed below, as well as 166,650 shares of performance stock that are eligible to performance vest pursuant to the same performance- and time-vesting criteria discussed below; such 166,650 shares were granted to Mr. Dolan in March 2012 and the Compensation Committee first established the performance conditions and vesting schedule for such shares on February 14, 2013.

With respect to Mr. Castonguay, this number represents the remaining shares that will be subject to further performance- and time-vesting criteria as discussed below.

  With respect to Mr. Abbott, this number represents the remaining shares that will be subject to further performance- and time-vesting criteria as discussed below, as well as 83,325 shares of performance stock that are eligible to performance vest pursuant to the same performance- and time-vesting criteria as discussed below; such 83,325 shares were granted to Mr. Abbott in March 2012 and the Compensation Committee first established the performance conditions and vesting schedule for such shares on February 14, 2013.

  With respect to Mr. Dillon, this number represents the remaining shares that will be subject to further performance- and time-vesting criteria as discussed below, as well as 22,000 shares of performance stock that are eligible to be granted and performance vest pursuant to the same performance- and time-vesting criteria as discussed below; such 22,000 shares, if any shares are earned, will be issued to Mr. Dillon pursuant to the terms of his Severance and Retention Program and Agreement, dated October 2008. The Compensation Committee first established the performance conditions and vesting schedule for such shares on February 14, 2013.

  With respect to Mr. Scarfo, the number represents the remaining shares that will be subject to further performance- and time vesting criteria as discussed below.

(3)
Consists of three separate performance-based share awards granted to Mr. Dolan in March 2012.

(4)
Consists of two separate performance-based share awards granted to Mr. Castonguay; one in September 2011 and the other in March 2012.

(5)
Consists of three separate performance-based share awards granted to Mr. Abbott in March 2012.

(6)
Consists of two separate performance share awards granted to Mr. Dillon, one in October 2011 and the other in March 2012, and a potential issuance of 22,000 shares of performance-based stock. Pursuant to his Severance and Retention Program and Agreement, dated October 2008, if the performance- and time-vesting criteria discussed below are satisfied, then Mr. Dillon will be issued 22,000 shares of stock.

(7)
Consists of two separate performance share awards granted to Mr. Scarfo, one in September 2011 and the other in March 2012.

(8)
If all of the 613,883 shares are earned, (i) 222,233 shares will vest as follows: one-half of the shares that become performance vested (i.e., up to a maximum of 111,117 shares) will vest on the later of the date the achievement of such metrics is determined or October 12, 2013; and the remaining one-half (i.e., up to a maximum of 111,116 shares) will time vest on October 12, 2014; (ii) 225,000 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 75,000 shares) will vest on the later of the date the achievement of such metrics is determined or March 16, 2013; and the remaining two-thirds of such shares (i.e., up to a maximum of 75,000 shares at each remaining vesting date) will time vest on each of March 16, 2014 and March 16, 2015; and (iii) 166,650 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 55,550 shares) will vest on the date the achievement of such metrics is determined; and the remaining two-thirds of such shares (i.e., up to a maximum of 55,550 shares at each remaining vesting date) will time vest on each of March 15, 2014 and March 15, 2015.

(9)
If all of the 335,938 shares are earned, (i) 281,250 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 93,750 shares) will vest on the later of the date the achievement of such metrics is determined or August 26, 2013; and the remaining two-thirds of such shares (i.e., up to a maximum of 93,750 shares at each remaining vesting date) will time vest on each of August 26, 2014 and August 26, 2015; and (ii) 54,688 shares will vest as follows: one-third of such shares (i.e., up to a maximum of 18,229 shares) that become performance vested will vest on the later of the date the achievement of such metrics is determined or March 15, 2013; one-third of such shares (i.e., up to a maximum of 18,229 shares) will time vest on March 15, 2014; and the remaining one-third of such shares (i.e., up to a maximum of 18,230 shares) will time vest on March 15, 2015.

(10)
If all of the 306,942 shares are earned, (i) 111,117 shares will vest as follows: one-half of the shares that become performance vested (i.e., up to a maximum of 55,558 shares) will vest on the later of the date the achievement of such metrics is determined or May 3, 2014; and the remaining one-half of such shares (i.e., up to a maximum of 55,559 shares) will time vest on May 3, 2015; (ii) 112,500 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 37,500 shares) will vest on the later of the date the achievement of such metrics is determined or March 16, 2013; and the remaining two-thirds of such shares (i.e., up to a maximum of 37,500 shares at each remaining vesting date) will time vest on each of March 16, 2014 and March 16, 2015; and (iii) 83,325 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 27,775 shares) will vest on the date the achievement of such metrics is determined; and the remaining two-thirds of such shares (i.e., up to a maximum of 27,775 shares at each remaining vesting date) will time vest on each of March 15, 2014 and March 15, 2015.

(11)
If all of the 136,062 shares are earned, (i) 75,000 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 25,000 shares) will vest on the later of the date the achievement of such metrics is determined or October 15, 2013; and the remaining two-thirds of such shares (i.e., up to a maximum of 25,000 shares at each remaining vesting date) will time vest on each of October 15, 2014 and October 15, 2015; (ii) 39,062 shares will vest as follows: one-third of such shares (i.e., up to a maximum of 13,021 shares) that become performance vested will vest on the later of the date the achievement of such metrics is determined or March 15, 2013; one-third of such shares (i.e., up to a maximum of 13,021 shares) will time vest on March 15, 2014; and the remaining one-third of such shares (i.e., up to a maximum of 13,020 shares) will time vest on March 15, 2015; and (iii) 22,000 shares will vest as follows: 100% of the number of shares earned with respect to such performance will vest in full on the date the achievement of such metrics is determined.

(12)
If all of the 121,875 shares are earned, (i) 84,375 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 28,125 shares) will vest on the later of the date the achievement of such metrics is determined or September 12, 2013; and the remaining two-thirds of such shares (i.e., up to a maximum of 28,125 shares at each remaining vest date) will time vest on each of September 12, 2014 and September 12, 2015; and (ii) 37,500 shares will vest as follows: one-third of such shares that become performance vested (i.e., up to a maximum of 12,500 shares) will vest on the later of the date the achievement of such metrics is determined or March 15, 2013; and the remaining two-thirds of such shares (i.e., up to a maximum of 12,500 shares at each remaining vesting date) will time vest on each of March 15, 2014 and March 15, 2015.

  Benefits and Other Compensation

  Benefit Plans

        We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, dental insurance, and paid holidays. With the exception of our President and Chief Executive Officer, who began to accrue four weeks of vacation per year upon his date of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) program, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan. We do not provide pension arrangements or post-retirement health coverage for our Named Executive Officers or other employees. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have generally entered into indemnification agreements with our officers and directors.

        Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period August 10, 2012 to December 31, 2013, as well as January 1, 2013 through December 31, 2013, for the 4.5 months in 2012 and the 2013 fiscal year during which Mr. Dolan is employed by the Company, the Company has paid and will continue to pay Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance.

  Severance Agreements

        We have entered into severance agreements with certain of our executive officers, including each of our Named Executive Officers. The severance agreements generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments equal to 100% of the executive officer's base salary and target cash bonus (or 150% for our President and Chief Executive Officer), and continued health plan premium payments for up to 12 months (or 18 months for our President and Chief Executive Officer). The severance agreements also generally provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to 150% of the executive's base salary and target cash bonus (or 200% for our President and Chief Executive Officer), continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options.

        None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

        The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

  Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

        The Company intends to adopt a hedging policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act. In the meantime, our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation, or ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or the

Code. Although the 2007 Plan allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2012. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year.

        Policy on Deductibility of Executive Compensation.    The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

Risk Management and Our Executive Compensation Program

        The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our plans do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

  •
  we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

  •
  the variable cash compensation of our executive officers who are covered by the SMCIP are tied to the achievement of the Company's corporate financial metrics, including profitability, and therefore, their bonuses are not tied to any subjective individual metric;

  •
  our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time; and

  •
  our incentive plans include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of Sonus' incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        The Compensation Committee and our management review potential risks relating to our compensation programs on an annual basis. The Compensation Committee believes that our compensation program for 2012 was aligned with the interests of our stockholders and rewards for performance, and that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

        The following table sets forth, for the year ended December 31, 2012 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2012 (collectively, the "Named Executive Officers").

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)

Raymond P. Dolan(5)	2012	$500,001	$—	$2,140,231	$980,625	$—	$22,978	$3,643,835
President and Chief Executive	2011	$500,000	$—	$1,570,000	$—	$277,800	$4,742	$2,352,542
Officer	2010	$111,859	$—	$—	$1,942,100	$232,607	$15,091	$2,301,657

Maurice L. Castonguay(6)	2012	$285,000	$171,001	$504,654	$226,464	$—	$19,749	$1,206,867
Senior Vice President and	2011	$99,385	$—	$—	$639,500	$31,669	$4,156	$774,710
Chief Financial Officer

Todd A. Abbott(7)	2012	$378,750	$300,002	$936,228	$470,700	$—	$20,874	$2,106,554
Executive Vice President,	2011	$244,058	$—	$760,000	$755,900	$68,524	$589	$1,829,071
Strategy and Go-to-Market

Matthew Dillon(8)	2012	$288,538	$180,001	$224,567	$161,761	$—	$20,820	$875,687
Senior Vice President,	2011	$255,469	$—	$66,880	$246,800	$90,007	$567	$659,723
Global Services and	2010	$235,125	$—	$54,560	$178,550	$256,895	$510	$725,640
Systems Management

Anthony Scarfo(9)	2012	$300,897	$160,001	$210,168	$457,090	$—	$24,355	$1,152,511
Senior Vice President, Technology Development

(1)
These amounts were paid in shares of restricted stock of the Company. Please see notes 6 through 9 below for additional information.

(2)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each stock award granted to each Named Executive Officer. The grant date fair values of stock awards were estimated in accordance with ASC 718 using the assumptions discussed in notes 5 through 9 below.

(3)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each option award granted to each Named Executive Officer. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions, excluding the options granted to Mr. Dolan.

	Year ended December 31,
	2012	2011	2010
Risk-free interest rate	0.67%–0.89%	0.95%–2.12%	1.46–2.65%
Expected dividends	—	—	—
Weighted average volatility	67.4%	67.6%	64.5%
Expected life (years)	4.5	4.5	4.5

  The grant date fair values of Mr. Dolan's option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions:

	March 16, 2012 Award	October 15, 2010 Award
Risk-free interest rate	0.89%	1.54%
Expected dividends	—	—
Weighted average volatility	67.8%	62.3%
Expected life (years)	6.0	6.0

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)
Please see "Compensation Discussion and Analysis—Compensation Components—Cash Bonuses" for a description of our incentive compensation program.

(5)
On August 7, 2012, Mr. Dolan elected to accept restricted shares of the Company's common stock in lieu of base salary from August 10, 2012 through December 31, 2012, and on August 10, 2012, the Company granted Mr. Dolan 108,398 shares of restricted stock, which had a total grant date fair value equal to the balance of Mr. Dolan's base salary for the year ended December 31, 2012, calculated by dividing Mr. Dolan's remaining base salary for the year by $1.78, the closing price of the Company's common stock on the date of grant. These restricted shares vested in full on December 31, 2012. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2012 in the table above is comprised of $307,053 of cash payments and $192,948 of restricted stock.

On August 7, 2012, Mr. Dolan elected to receive his 2012 cash bonus, if any bonus was earned, in the form of restricted shares of the Company's common stock and on August 10, 2012, he was granted 421,348 shares of restricted stock, which number of shares was calculated by dividing Mr. Dolan's maximum 2012 bonus amount, or $750,000, by $1.78, the closing price of the Company's common stock on the date of grant. The grant date fair value for this award was $415,000, representing the value of the number of shares that the Company believed were probable that Mr. Dolan would earn as of the date of grant at the percentage rate commensurate with the Company's accrual for achievement of the Company-wide cash bonus program. The $415,000 grant date fair value is included in the amount reported for Mr. Dolan under "Stock Awards" in the table above. The maximum value for this award, based on the closing price of the Company's common stock on August 10, 2012, was $750,000. On February 14, 2013, the Compensation Committee determined that Mr. Dolan ultimately earned 280,899 of the restricted shares. Subject to Mr. Dolan's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The remaining 140,449 shares that were not deemed earned by Mr. Dolan were forfeited by Mr. Dolan on February 14, 2013.

On March 16, 2012, Mr. Dolan was granted 250,000 restricted shares of the Company's common stock. Of these shares, 93,750 vested on March 16, 2012; 31,250 shares vested on each of October 12, 2012 and March 12, 2013; and 31,250 shares will vest on each October 12, 2013, March 12, 2014 and October 14, 2014. The grant date fair value of these shares was $730,000, calculated using a grant date fair value per share of $2.92, the closing price of the Company's common stock on the date of grant, and is included as a component of the amount reported for Mr. Dolan as "Stock Awards" for 2012 in the table above.

On March 16, 2012, Mr. Dolan was granted 800,000 restricted shares of the Company's common stock, subject to both performance- and time-vesting criteria. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. Absent a grant date for accounting purposes, the amount reported for Mr. Dolan which is included as a component of "Stock Awards" for 2012 in the table above is $995,231, calculated using the closing price of the Company's common stock on August 3, 2012, the date the performance conditions were communicated to Mr. Dolan, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. The maximum value of this award, based on the closing price of the Company's common stock on August 3, 2012, was $1,352,000. For a further discussion of Mr. Dolan's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

Mr. Dolan's "All Other Compensation" of $22,978 for 2012 is comprised of $18,123 related to health insurance, $3,500 for our 401(k) matching contribution and $1,355 related to group term life insurance.

(6)
Under the terms of his employment agreement, on September 15, 2011, Mr. Castonguay was granted 375,000 restricted shares of the Company's common stock, and on March 15, 2012, Mr. Castonguay was granted 72,917 restricted shares of the Company's common stock, all of which are subject to both performance- and time-vesting requirements. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. Absent a grant date for accounting purposes, the amount reported for Mr. Castonguay which is reported as "Stock Awards" for 2012 in the table above was calculated using the closing price of the Company's common stock on August 3, 2012, the date the performance conditions were communicated to Mr. Castonguay, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. The aggregate maximum value for these awards, based on the closing price of the Company's common stock on August 3, 2012, was $756,473. For a further discussion of Mr. Castonguay's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Castonguay was granted 62,868 restricted shares of the Company's common stock, which had a total grant date fair value equal to 100% of Mr. Castonguay's target bonus, calculated by dividing Mr. Castonguay's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Castonguay's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Castonguay as "Bonus" for 2012 in the table above represents the grant date fair value of these shares.
  Mr. Castonguay's "All Other Compensation" of $19,749 for 2012 is comprised of $14,388 related to health insurance, $3,500 for our 401(k) matching contribution and $1,861 related to group term life insurance.

(7)
On March 16, 2012, Mr. Abbott was granted 125,000 shares of restricted stock of the Company. Of these shares, 93,750 vested on March 16, 2012; 15,625 shares vested on November 3, 2012; and 15,625 shares will vest on each May 3, 2013, November 3, 2013, May 3, 2014, November 3, 2014 and May 3, 2015. The grant date fair value of these shares was $365,000, calculated using a grant date fair value per share of $2.92, the closing price of the Company's common stock on the date of grant, and is included as a component of the amount reported for Mr. Abbott as "Stock Awards" for 2012 in the table above.

On March 16, 2012, Mr. Abbott was granted 400,000 restricted shares of the Company's common stock, subject to both performance- and time-vesting criteria. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. Absent a grant date for accounting purposes, the amount reported for Mr. Abbott which is included as a component of "Stock Awards" for 2012 in the table above is $571,228, calculated using the closing price of the Company's common stock on August 29, 2012, the date the performance conditions were communicated to Mr. Abbott, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. The maximum value of this award, based on the closing price of the Company's common stock on August 29, 2012, was $776,000. For a further discussion of Mr. Abbott's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Abbott was granted 110,295 restricted shares of the Company's common stock, which had a total grant date fair value equal to Mr. Abbott's target bonus, calculated by dividing Mr. Abbott's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Abbott's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Abbott as "Bonus" for 2012 in the table above represents the grant date fair value of these shares.

Mr. Abbott's "All Other Compensation" of $20,874 for 2012 is comprised of $19,666 related to health insurance and $908 related to group term life insurance.

(8)
On October 15, 2011, Mr. Dillon was granted 100,000 restricted shares of the Company's common stock and on March 15, 2012, Mr. Dillon was granted 52,083 restricted shares of the Company's common stock, all of which are subject to both performance- and time-vesting requirements. In addition, in October 2008, the Compensation Committee approved a severance and retention program and agreement for Mr. Dillon. Under the terms of his Executive Severance and Arbitration Agreement, Mr. Dillon was entitled to a grant of 22,000 restricted shares of the Company's common stock, which would vest if certain performance conditions in fiscal 2012 were met. On August 3, 2012, the Compensation Committee established performance conditions for all three of these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. Absent a grant date for accounting purposes, the amount reported for Mr. Dillon which is reported as "Stock Awards" for 2012 in the table above was calculated using the closing price of the Company's common stock on August 29, 2012, the date the performance conditions were communicated to Mr. Dillon, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. The aggregate maximum value of these awards, based on the closing price of the Company's common stock on August 29, 2012, was $337,721. For a further discussion of Mr. Dillon's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Dillon was granted 66,177 restricted shares of the Company's common stock, which had a total grant date fair value equal to Mr. Dillon's target bonus, calculated by dividing Mr. Dillon's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Dillon's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Dillon as "Bonus" for 2012 in the table above represents the grant date fair value of these shares.
  Mr. Dillon's "All Other Compensation" of $20,820 for 2012 is comprised of $20,162 related to health insurance and $659 related to group term life insurance.

(9)
Under the terms of his employment agreement, on September 15, 2011, Mr. Scarfo was granted 112,500 restricted shares of the Company's common stock, and on March 15, 2012, Mr. Scarfo was granted 50,000 restricted shares of the Company's common stock, all of which are subject to both performance- and time-vesting requirements. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. Absent a grant date for accounting purposes, the amount reported for Mr. Scarfo which is reported as "Stock Awards" for 2012 in the table above was calculated using the closing price of the Company's common stock on August 29, 2012, the date the performance conditions were communicated to Mr. Scarfo, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. The maximum aggregate value of these awards, based on the closing price of the Company's common stock on August 29, 2012, was $315,250. For a further discussion of Mr. Scarfo's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Scarfo was granted 58,824 restricted shares of the Company's common stock, which had a total grant date fair value equal to 100% of Mr. Scarfo's target bonus, calculated by dividing Mr. Scarfo's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Scarfo's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Scarfo as "Bonus" for 2012 in the table above represents the grant date fair value of these shares.

Mr. Scarfo's "All Other Compensation" of $24,355 for 2012 is comprised of $20,162 related to health insurance, $3,500 for our 401(k) matching contribution and $693 related to group term life insurance.

Grants of Plan-Based Awards in 2012

        The following table sets forth information about incentive plan awards made to the Named Executive Officers during the year ended December 31, 2012:

2012 GRANTS OF PLAN-BASED AWARDS

									Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)												Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(4)
		Date of Compensation Committee Action(2)
Name	Grant Date(1)			Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)		Maximum (#)

Raymond P. Dolan(5)		2/13/12	(6)	—	$500,000	(6)	$750,000	(6)
	8/10/12	8/10/12								280,899	(6)	421,348	(6)				$415,000
	3/16/12	3/16/12												250,000			$730,000
	3/16/12	3/16/12													625,000	$2.92	$980,625
	8/3/12	3/16/12							111,106	222,244		333,350					$375,592
	8/3/12	3/16/12							100,000	200,000		300,000					$338,000
	8/3/12	3/16/12								166,650		166,650					$281,639
	8/10/12	8/7/12												108,398			$192,948

Maurice L. Castonguay(7)		2/13/12		—	$171,000		$256,500
	3/15/12	3/8/12													145,833	$2.89	$226,464
	8/3/12	9/8/11							125,000	250,000		375,000					$422,500
	8/3/12	3/8/12							24,306	48,612		72,916					$82,154

Todd A. Abbott(8)		2/13/12		—	$300,000		$450,000
	3/16/12	3/16/12												125,000			$365,000
	3/16/12	3/16/12													300,000	$2.92	$470,700
	8/29/12	3/16/12							55,553	111,122		166,675					$215,577
	8/29/12	3/16/12							50,000	100,000		150,000					$194,000
	8/29/12	3/16/12								83,325		83,325					$161,651

Matthew Dillon(9)		2/13/12		—	$180,000		$270,000
	3/15/12	3/8/12													104,167	$2.89	$161,761
	8/29/12	10/3/08							7,333	14,367		22,000					$27,872
	8/29/12	10/13/11							33,333	66,667		100,000					$129,334
	8/29/12	3/8/12							17,361	34,722		52,084					$67,361

Anthony Scarfo(10)		2/13/12		—	$160,000		$240,000
	3/15/12	3/8/12													100,000	$2.89	$155,290
	6/15/12	5/22/12													250,000	$2.25	$301,800
	8/29/12	9/8/11							37,500	75,000		112,500					$145,500
	8/29/12	3/8/12							16,667	33,334		50,000					$64,668

(1)
As discussed in notes 5 and 7 through 10 below, the performance-based stock awards do not yet have a grant date for accounting purposes as a result of the level of discretion that the Compensation Committee had in the final determination of the number of performance-based shares that would ultimately be earned. Accordingly, the grant dates reported for all performance-based stock awards in the table above represent the dates that the performance conditions for these awards were communicated to the respective individuals.

(2)
Date on which Compensation Committee took action to approve the award.

(3)
Amounts reflect potential cash award amounts payable under our incentive compensation program for 2012 described above in "Compensation Discussion and Analysis." No amounts were earned under our incentive compensation program for 2012, but on February 14, 2013, the Compensation Committee determined to grant restricted stock awards having a value equal to 100% of the 2012 target bonus of each Named Executive Officer. These restricted shares of the Company's common stock will vest 50% on August 15, 2013 and 50% February 15, 2014, subject to each individual's continued employment with the Company on each vesting date. The value of these shares is reported in the "Bonus" column of the Summary Compensation Table.

(4)
Amounts reflect the fair values of the performance-based stock awards, restricted stock awards and stock option grants as of the respective grant dates. The fair values of the performance-based stock awards included in the table above represent the fair values of the respective number of shares the Company believed were probable of being earned on the date that the performance conditions were communicated to the respective individuals (see note 1 above). These amounts represent the fair value of the number of shares that would be earned upon achievement of the "target" performance level.

(5)
On August 7, 2012, Mr. Dolan elected to receive his 2012 cash bonus, if any bonus was earned, in the form of restricted shares of the Company's common stock and on August 10, 2012, he was granted 421,348 shares of restricted stock, which number of shares was calculated by dividing Mr. Dolan's maximum 2012 bonus amount, or $750,000, by $1.78, the closing price of the Company's common stock on the date of grant. The grant date fair value for this award was $415,000, representing the value of the number of shares that the Company believed were probable that Mr. Dolan would earn as of the date of grant at the percentage rate commensurate with the Company's accrual for achievement of the Company-wide cash bonus program. On February 14, 2013, the Compensation Committee determined that Mr. Dolan ultimately earned 280,899 of the restricted shares. Subject to Mr. Dolan's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The remaining 140,449 shares that were not deemed earned by Mr. Dolan were forfeited by Mr. Dolan on February 14, 2013.

On March 16, 2012, Mr. Dolan was granted 250,000 restricted shares of the Company's common stock. Of these shares, 93,750 vested on March 16, 2012; 31,250 shares vested on each of October 12, 2012 and March 12, 2013; and 31,250 shares will vest on each October 12, 2013, March 12, 2014 and October 12, 2014.

On March 16, 2012, Mr. Dolan was granted 800,000 restricted shares of the Company's common stock, subject to both performance- and time-vesting criteria. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Absent a grant date for accounting purposes, the grant date fair value for these shares reported for Mr. Dolan in the table above was calculated using the closing price of the Company's common stock on August 3, 2012, the date the performance conditions were communicated to Mr. Dolan, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. On February 14, 2013, the Compensation Committee determined that 186,117 of Mr. Dolan's performance-based shares would vest on February 15, 2013, and subjected the remaining 613,883 performance-based shares to future performance and service conditions. For a further discussion of Mr. Dolan's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

(6)
On August 7, 2012, Mr. Dolan elected to receive the non-equity incentive plan award granted to him on February 13, 2012 in the form of restricted shares of the Company's common stock, which shares were granted to Mr. Dolan on August 10, 2012. See note 5 above for additional details.

(7)
Under the terms of his employment agreement, on September 15, 2011, Mr. Castonguay was granted 375,000 restricted shares of the Company's common stock, and on March 15, 2012, Mr. Castonguay was granted 72,917 restricted shares of the Company's common stock, all of which are subject to both performance- and time-vesting requirements. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Absent a grant date for accounting purposes, the amount reported for Mr. Castonguay in the table above was calculated using the closing price of the Company's common stock on August 3, 2012, the date the performance conditions were communicated to Mr. Castonguay, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. On February 14, 2013, the Compensation Committee determined that 111,979 of Mr. Castonguay's performance-based shares would vest on February 15, 2013, and subjected the remaining 447,917 performance-based shares to future performance and service conditions. For a further discussion of Mr. Castonguay's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Castonguay was granted 62,868 restricted shares of the Company's common stock, which had a total grant date fair value equal to 100% of Mr. Castonguay's target bonus, calculated by dividing Mr. Castonguay's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Castonguay's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Castonguay as "Bonus" for 2012 in the Summary Compensation Table above represents the grant date fair value of these shares.

(8)
On March 16, 2012, Mr. Abbott was granted 125,000 shares of restricted stock of the Company. Of these shares, 93,750 vested on March 16, 2012; 15,625 shares vested on November 3, 2012; and 15,625 shares will vest on each May 3, 2013, November 3, 2013, May 3, 2014, November 3, 2014 and May 3, 2015.

On March 16, 2012, Mr. Abbott was granted 400,000 restricted shares of the Company's common stock, subject to both performance- and time-vesting criteria. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Absent a grant date for accounting purposes, the amount reported for Mr. Abbott in the table above was calculated using the closing price of the Company's common stock on August 29, 2012, the date the performance conditions were communicated to Mr. Abbott, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. On February 14, 2013, the Compensation Committee determined that 93,058 of Mr. Abbott's performance-based shares would vest on February 15, 2013, and subjected the remaining 306,942 performance-based shares to future performance and service conditions. For a further discussion of Mr. Abbott's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Abbott was granted 110,295 restricted shares of the Company's common stock, which had a total grant date fair value equal to Mr. Abbott's target bonus, calculated by dividing Mr. Abbott's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Abbott's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Abbott as "Bonus" for 2012 in the Summary Compensation Table above represents the grant date fair value of these shares.

(9)
On October 15, 2011, Mr. Dillon was granted 100,000 restricted shares of the Company's common stock and on March 15, 2012, Mr. Dillon was granted 52,083 restricted shares of the Company's common stock, all of which are subject to both performance- and time-vesting requirements. In addition, in October 2008, the Compensation Committee approved a severance and retention program and agreement for Mr. Dillon. Under the terms of his Executive Severance and Arbitration Agreement, Mr. Dillon was entitled to a grant of 22,000 restricted shares of the Company's common stock, which would vest if certain performance conditions in fiscal 2012 were met. On August 3, 2012, the Compensation Committee established performance conditions for all three of these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Absent a grant date for accounting purposes, the amount reported for Mr. Dillon in the table above was calculated using the closing price of the Company's common stock on August 29, 2012, the date the performance conditions were communicated to Mr. Dillon, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. On February 14, 2013, the Compensation Committee determined that 38,021 of Mr. Dillon's performance-based shares would vest on February 15, 2013, and subjected the remaining 136,083 performance-based shares to future performance and service conditions. For a further discussion of Mr. Dillon's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Dillon was granted 66,177 restricted shares of the Company's common stock, which had a total grant date fair value equal to Mr. Dillon's target bonus, calculated by dividing Mr. Dillon's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Dillon's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Dillon as "Bonus" for 2012 in the Summary Compensation Table above represents the grant date fair value of these shares.

(10)
Under the terms of his employment agreement, on September 15, 2011, Mr. Scarfo was granted 112,500 restricted shares of the Company's common stock, and on March 15, 2012, Mr. Scarfo was granted 50,000 restricted shares of the Company's common stock, all of which are subject to both performance- and time-vesting requirements. On August 3, 2012, the Compensation Committee established performance conditions for these awards; however, due to the level of discretion of the Compensation Committee in determining the final number of shares earned under the performance-based awards, the grant date criteria for accounting purposes were not met in 2012. Absent a grant date for accounting purposes, the amount reported for Mr. Scarfo in the table above was calculated using the closing price of the Company's common stock on August 29, 2012, the date the performance conditions were communicated to Mr. Scarfo, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. Because the performance conditions for these shares related to 2012 Company performance, the Company recorded stock-based compensation expense based upon the most probable outcome of the performance conditions during 2012 using a mark-to-market methodology of fair-valuing the outstanding performance-based share awards at each reporting period. On February 14, 2013, the Compensation Committee determined that 40,625 of Mr. Scarfo's performance-based shares would vest on February 15, 2013, and subjected the remaining 121,875 performance-based shares to future performance and service conditions. For a further discussion of Mr. Scarfo's performance-based share awards, please see "Compensation Components—Restricted Stock Awards" in this Proxy Statement.

On February 14, 2013, the Compensation Committee determined that the performance goals with respect to the 2012 non-equity incentive plan awards for each of the Named Executive Officers were not satisfied at the specified threshold levels of performance and that no amounts had been earned under those awards. Nevertheless, because the executive team had made significant progress against the long-term strategic plan to overhaul the Company's business model from a shrinking media gateway business to a growing SBC business, the Compensation Committee approved the grant of restricted stock awards having a value equal to 100% of the target bonus of each Named Executive Officer and subject to time vesting. As a result, on February 15, 2013, Mr. Scarfo was granted 58,824 restricted shares of the Company's common stock, which had a total grant date fair value equal to 100% of Mr. Scarfo's target bonus, calculated by dividing Mr. Scarfo's 2012 target bonus amount by $2.72, the closing price of the Company's common stock on the date of grant. Subject to Mr. Scarfo's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The amount reported for Mr. Scarfo as "Bonuses" for 2012 in the Summary Compensation Table above represents the grant date fair value of these shares.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2012:

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Raymond P. Dolan	541,667	458,333		$3.38	10/12/2020	546,348	$928,792	1,221,348	(4)	$2,076,292
	—	625,000		$2.92	3/16/2022

Maurice L. Castonguay	166,667	333,333		$2.38	9/15/2021			447,917		$761,459
	—	145,833		$2.89	3/15/2022

Todd A. Abbott	197,917	302,083		$2.81	5/16/2021	78,125	$132,813	400,000		$680,000
	—	300,000		$2.92	3/16/2022

Matthew Dillon	59,376	—		$4.47	6/16/2013			174,083		$295,941
	90,624	—		$5.21	6/16/2013
	75,000	—		$5.19	8/27/2014
	100,000	—		$4.87	6/17/2015
	150,000	—		$4.91	9/9/2015
	100,000	—		$4.91	1/9/2016
	140,000	—		$5.64	8/15/2017
	78,125	46,875		$2.69	6/15/2020
	58,333	141,667		$2.28	10/17/2021
	—	104,167		$2.89	3/15/2022

Anthony Scarfo	46,875	103,125		$2.38	9/15/2021			162,500		$276,250
	—	100,000		$2.89	3/15/2022
	—	250,000		$2.25	6/15/2022

(1)
Of Mr. Dolan's 458,333 unvested stock options, 20,833 will vest on the 12th of each month through October 12, 2014. Of Mr. Dolan's 625,000 unvested stock options, 156,250 will vest on March 16, 2013 and 13,020 will vest on the 16th of each month, starting April 16, 2013, through March 16, 2016.

Of Mr. Castonguay's 333,333 unvested stock options, 10,416 will vest on the 26th of each month through August 26, 2015. Of Mr. Castonguay's 145,833 unvested stock options, 36,459 will vest on March 15, 2013 and 3,038 will vest on the 15th of each month, starting April 15, 2013, through March 15, 2016.

Of Mr. Abbott's 302,083 unvested stock options, 10,416 will vest on the 3rd of each month through May 3, 2015. Of Mr. Abbott's 300,000 unvested stock options, 75,000 will vest on March 16, 2013 and 6,250 will vest on the 16th of each month, starting April 16, 2013, through March 16, 2016.

Of Mr. Dillon's 46,875 unvested stock options, 2,604 will vest on the 15th of each month through June 15, 2014. Of Mr. Dillon's 141,667 unvested stock options, 4,166 will vest on the 17th of each month through October 17, 2015. Of Mr. Dillon's 104,167 unvested stock options, 26,042 will vest on March 15, 2013 and 2,170 will vest on the 15th of each month, starting April 15, 2013 through March 15, 2016.

Of Mr. Scarfo's 103,125 unvested stock options, 3,125 will vest on the 12th of each month through September 12, 2015. Of Mr. Scarfo's 100,000 unvested stock options, 25,000 will vest on March 15, 2013 and 2,083 will vest on the 15th of each month through March 15, 2016. Of Mr. Scarfo's 250,000 unvested stock options, 62,500 will vest on June 15, 2013 and 5,208 will on the 15th of each month, starting July 15, 2013, through June 15, 2016.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $1.70, the closing market price of our common stock on December 31, 2012.

(3)
On August 3, 2012, the Compensation Committee established performance conditions for these performance-based share awards. The Compensation Committee vested as of February 15, 2013 the following number of shares for each Named Executive Officer:

Raymond P. Dolan	186,117
Maurice L. Castonguay	111,979
Todd A. Abbott	93,058
Matthew Dillon	38,021
Anthony Scarfo	40,625

The remaining shares that the Compensation Committee did not vest as of February 15, 2013 were made subject to further performance- and time-vesting criteria by the Compensation Committee. For further information regarding these performance-based share awards, please see "Compensation Components—Restricted Stock Awards" included in this Proxy Statement.

(4)
This number includes 421,348 shares of restricted stock outstanding at December 31, 2012 relating to the award of restricted stock granted to Mr. Dolan in lieu of his 2012 non-equity incentive plan award. On February 14, 2013, the Compensation Committee determined that Mr. Dolan ultimately earned 280,899 of these restricted shares. Subject to Mr. Dolan's continued employment on the vesting dates, 50% of such shares will vest on August 15, 2013 and the remaining 50% will vest on February 15, 2014. The remaining 140,449 shares that were not deemed earned by Mr. Dolan were forfeited on February 14, 2013.

Option Exercises and Stock Vested

        The following table summarizes for the Named Executive Officers in 2012: (i) the number of shares acquired upon exercise of stock options and the value realized; and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax:

2012 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	233,398	$508,544
Maurice L. Castonguay	—	—
Todd A. Abbott	46,875	$119,375
Matthew Dillon	—	—
Anthony Scarfo	—	—

(1)
Of Mr. Dolan's 233,398 shares that vested and were released to him in 2012, none were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares. Instead, Mr. Dolan elected to pay the tax withholding obligation himself.

Of Mr. Abbott's 46,875 shares that vested and were released to him in 2012, 14,881 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	22,958,536	(1)	$3.47	(2)	20,888,388	(3)
Equity Compensation Plans Not Approved by Stockholders	1,337,400	(4)	$1.97	(5)	2,610,980	(6)

Total	24,295,936		$3.46		23,499,368

(1)
Consists of options to purchase common stock of the Company and 22,000 unvested shares of stock granted in the form of performance-based stock awards, which do not have voting or other rights of ownership, under the Company's 2007 Stock Incentive Plan, as amended (the "2007 Plan"). Excludes purchase rights accruing under the Company's Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP").

(2)
Represents the weighted average exercise price for 22,936,536 options to purchase the Company's common stock under the 2007 Plan.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2012, 8,525,596 shares of common stock were available for issuance under the 2007 Plan and 12,362,792 shares of common stock were available for issuance under the ESPP. The ESPP incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the ESPP automatically increases by a number equal to the lesser of (i) 2% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (ii) such number as our Board may determine. However, not more than an aggregate of 25,000,000 shares of common stock may be issued pursuant to the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2012, the shares available under the 2007 Plan may also be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance-based share awards or other equity-based awards. However, shares granted under the 2007 Plan in the form of non-option awards reduce the remaining available pool of shares at a ratio of 1:1.5.

(4)
In connection with the Company's August 24, 2012 acquisition of Network Equipment Technologies, Inc. ("NET"), the Company assumed NET's 2008 Equity Incentive Plan and renamed it the 2008 Stock Incentive Plan (the "2008 Plan"). The amount reported here consists of options to purchase common stock granted under the 2008 Plan following the Company's acquisition of NET and excludes the options to purchase common stock and restricted stock units that were outstanding as of the date of the acquisition of NET, which awards were assumed by the Company in connection with the acquisition. These excluded awards consist of options to purchase an aggregate of 842,462 shares of common stock, which had a weighted average exercise price of $1.11 at December 31, 2012, and 56,507 restricted stock units.

(5)
Represents the weighted average exercise price for all options to purchase the Company's common stock granted under the 2008 Plan since August 24, 2012 (see note 4 above).

(6)
Consists of shares available for future issuance under the 2008 Plan. The shares available under the 2008 Plan may be issued in the form of stock options, restricted stock, stock appreciation rights and performance-based share awards. However, awards granted under the 2008 Plan that are not stock options or stock appreciation rights reduce the remaining available pool of shares at a multiple of 1.25 times the number of shares subject to the awards.

Awards granted under the 2008 Plan may only be issued to former NET employees who subsequently became Sonus employees and new Sonus employees, directors, consultants and advisors hired subsequent to the NET acquisition date of August 24, 2012. Incentive stock options may only be granted to employees. The purpose of the 2008 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in our success.

The Board may terminate the 2008 Plan at any time, but the 2008 Plan does not have a set termination date. Any awards outstanding upon the termination of the 2008 Plan will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The Board may amend or modify the 2008 Plan, or any part thereof, at any time and for any reason, subject to the requirement that stockholder approval be obtained for any amendment to the 2008 Plan to the extent necessary to comply with applicable laws and that, unless approved by the stockholders of the Company, no amendment may be made that would reduce the minimum exercise price at which options may be granted or cancel outstanding options or stock appreciation rights in exchange for an award with an exercise price less than the exercise price of the original award. Generally, no amendment by the Board or stockholders may alter or impair any award previously granted under the 2008 Plan without the consent of the awardee.

  The 2008 Plan is administered by our Board, by a committee appointed by our Board, and/or by other delegates approved by our board of directors consistent with applicable law (the "Plan Administrator"). Subject to the provisions of the 2008 Plan, the Plan Administrator has exclusive authority, with the ability to delegate such authority, to determine the eligible individuals who are to receive awards and the terms of the awards. The Plan Administrator has the authority to establish rules and regulations for proper plan administration.

Stock Options:    Subject to applicable law, the Plan Administrator has the authority to determine whether each option is to be an incentive stock option under the federal tax laws, or a "non-statutory" stock option. The exercise price of any option granted under the 2008 Plan may not be less than fair market value of the common stock on the date of grant. The Plan Administrator cannot cancel outstanding options and grant replacement options at a lower exercise price for the same or a different number of shares of common stock without stockholder approval (except in connection with a change of capitalization). The option exercise price may be paid to the Company in cash, in shares of common stock valued at fair market value on the exercise date (subject to any conditions or limitations that may be established by the Plan Administrator), broker-assisted sales acceptable to the Plan Administrator, and any other form of consideration permitted by applicable law (which may include a "net exercise" program), or any combination thereof. Options may be exercisable immediately or may become exercisable in cumulative increments over a period of months or years as determined by the Plan Administrator. The maximum period during which any option may remain outstanding may not exceed seven years. Generally, if an optionee's service to the Company terminates other than by reason of death or disability, vested options will remain exercisable for a period of three months following the optionee's termination. If an optionee dies or becomes disabled while an employee or director of, or a consultant or independent contractor to, the Company, or dies within three months following termination, the optionee's vested options will be exercisable for one year following death or disability, or if earlier, the expiration of the term of the option. The Plan Administrator may, in its discretion, either extend the exercise period for any option, but not beyond the expiration date, or accelerate the vesting of the option. Incentive stock options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Other options are generally not assignable or transferable other than by will or by the laws of inheritance, though the Plan Administrator may in its discretion permit transfers that are not for consideration.

Stock Appreciation Rights:    The Plan Administrator may grant stock appreciation rights either alone, in addition to, or in tandem with other awards granted under the 2008 Plan. Stock appreciation rights become exercisable, in whole or in part, at such times as the Plan Administrator shall specify in the applicable stock award agreement. Upon exercise of a stock appreciation right, in whole or in part, the participant is generally entitled to a payment in an amount equal to the excess of the fair market value on the date of exercise over the fair market value on the grant date of the shares covered by the exercised portion of the stock appreciation right. The amount due to the participant upon exercise of a stock appreciation right may be paid in cash, shares or a combination thereof.

Grants of Stock:    The Plan Administrator may grant restricted stock awards that, in the discretion of the Plan Administrator, may be vested immediately or may vest over a period of time, as specified in the restricted stock agreement. Whether or not the shares of restricted stock are vested when issued, the awardee will have all rights of a stockholder as of the date of issuance, which will entitle the awardee to voting rights and the right to receive dividends. Unless otherwise provided by the Plan Administrator, upon termination of employment, the unvested shares of restricted stock will be surrendered to the Company for cancellation to the extent not purchased or earned (with Company having the right to repurchase unvested shares that have been purchased or earned) and the awardee will thereafter cease to have any rights in those shares so surrendered or repurchased. In its discretion, the Plan Administrator may waive, in whole or in part, the Company's cancellation of unvested restricted stock held by an employee at termination.

Adjustments Upon Changes in Capitalization:    In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other change to the capital structure of the Company (effected without receipt of consideration by the Company), the Plan Administrator will make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award, (2) the number of shares of common stock which have been authorized for issuance under the 2008 Plan but as to which no awards have yet been granted or which have been returned to the 2008 Plan upon cancellation, forfeiture or expiration of an award or repurchase of shares, (3) the price per share of common stock covered by each such outstanding award under the 2008 Plan, and (4) the Section 162(m) limits under the 2008 Plan.

Corporate Transactions:    In the event of certain "Corporate Transactions" that constitute a "Change in Control" of Sonus (each as defined in the 2008 Plan), if outstanding options or stock awards are not assumed by the successor corporation or parent thereof or replaced by an equivalent option or stock award for the stock of the successor corporation, then, subject to any limitations imposed at the time of grant, the vesting of such awards will accelerate and become fully exercisable. In addition, the Plan Administrator has discretion, either in advance of or at the time of such a "Change in Control", to provide for the automatic acceleration of awards upon the occurrence of the Change in Control. Options held by an eligible officer will be automatically accelerated if the officer is terminated in conjunction with, or within one year after, the Change in Control.

Hostile Takeovers:    Eligible executive officers are granted limited stock appreciation rights in connection with a Hostile Take-Over (as defined in the 2008 Plan). Upon the occurrence of a Hostile Take-Over, each option in effect for at least six months will automatically be canceled and the optionee will be entitled to a cash payment as determined under the 2008 Plan.

Stock Option and Restricted Stock Grant Policy

        As described above, we have two stock incentive plans—the 2007 Plan and the 2008 Plan (together, the "Plans"). We assumed the 2008 Plan in connection with the acquisition of NET in August 2012. Pursuant to such acquisition, restricted stock units and in-the-money options issued under the 2008 Plan that were outstanding on August 24, 2012 were assumed by Sonus, together with the 2008 Plan. These awards continue to be subject to and governed by the 2008 Plan and have all the same terms and conditions, except that the number of shares subject to the award and the exercise price (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2008 Plan since the August 24, 2012 acquisition date will only be issued to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after August 24, 2012.

        We have granted stock options under the Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

  New Hire Grants

        The Compensation Committee has delegated authority to our President and Chief Executive Officer to grant new hire options consistent with approved guidelines and restrictions governing the delegation. These guidelines are as follows:

  •
  Such options are granted pursuant to the 2007 Plan;

  •
  Such options are on the terms of our standard form of stock option agreement;

  •
  The grant date is the 15th day of the month following the employee's start date and the exercise price of such options is equal to the closing price of our common stock on that grant date, or the next business day in the event that the 15th day falls on a day that the NASDAQ Stock Market is closed;

  •
  The Chief Executive Officer is not authorized to grant (i) options (a) to himself or to any of our executive officers, or (b) to any new employee for more than 100,000 shares of our common stock, or (ii) restricted shares;

  •
  The Chief Executive Officer is authorized to delegate his authority to our Chief Financial Officer and/or Vice President of Human Resources (or the most senior human resources executive); and

  •
  The Chief Executive Officer maintains a list of the options granted pursuant to the delegated authority and reports to the Compensation Committee regarding the options granted.

        The Compensation Committee reviews all new hire grants issued under the delegation of authority. The Compensation Committee also reviews and, if appropriate, approves the grants of restricted shares to new hires at a Compensation Committee meeting or by formal, written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. At a Compensation Committee meeting, the Compensation Committee reviews a proposed plan for the granting of equity awards to executives and employees in connection with the annual equity incentive program. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria.

        The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of individual grants is attached to the meeting minutes.

        The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. In fiscal 2012, the Company granted, and expects to continue to grant, annual equity incentive awards on March 15th. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees or executives. The Compensation Committee must approve all promotion or achievement grants at Compensation Committee meetings. The actions taken at the meetings are documented in meeting minutes, including all stock option grants approved. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Performance Stock Grants—Generally

        Under the Plans, the Compensation Committee has the authority to approve grants of performance-vested restricted shares, or performance shares, to our employees and executives (subject, in the case of the 2008 Plan, to the requirement that such employees or executives were employees of NET who become employees of Sonus after the acquisition or were otherwise not performing services for us at the time of the acquisition). The Compensation Committee, in its sole discretion, may establish the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance shares to certain executive officers. Such shares that were awarded in connection with the Company's performance in fiscal 2012 were granted under the 2007 Plan and were subject to both performance- and time-vesting. For fiscal 2012, if the performance shares had become performance vested, the subsequent time-vesting schedule would have been the following: (a) 25% of the restricted shares vest on the date that the Company reports its financial results by which the performance metrics were determined and, subject to the executive's continued employment with the Company, an additional 25% of the restricted shares will vest on each of the second, third and fourth anniversaries of such executive's commencement date, or (b) one-third of the restricted shares vest on the date that the Company reports its financial results by which the performance metrics were determined and, subject to the executive's continued employment with the Company, an additional one-third of such shares would vest on the next two anniversaries of the employment commencement date of each applicable executive.

        Any performance shares that do not vest are forfeited and the shares of common stock underlying the forfeited performance shares will again become available for the grant of awards pursuant to the terms of the respective Plans unless the Compensation Committee, in its sole discretion, elects to subject any unearned performance shares to further performance- and time-vesting conditions, as happened in February 2013 relative to the 2012 performance shares.

  General Vesting of Stock Options and Restricted Stock

        Under our Plans, provided that an employee continues his or her employment with us, on the applicable vesting date, options will generally vest and become exercisable as follows: (i) 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) generally for restricted stock grants: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest either in equal increments of 12.5% semi-annually through the fourth anniversary of such date or equal increments of 25% annually through the fourth anniversary of such date.

        Option grants to non-employee directors have been granted under the 2007 Plan and have the same vesting schedule as specified above subject to continued service on our Board.

        For more disclosure relating to equity awards made in 2012 or outstanding equity awards granted to the Named Executive Officers, please see pages 60 to 63.

  Termination

        Under the 2007 Plan, options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        Under the 2008 Plan, options typically expire on the seventh anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment (or such other period as specified in the applicable option agreement); termination for any other reason—3 months following the termination of employment.

        Shares of restricted stock granted under the Plans generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary of such date, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

        We have entered into agreements with certain executives providing for extended terms for stock option grants under the Plans following the executive's termination, as described under "Executive, Severance and Change of Control Benefits" below.

  Acceleration

        Except as otherwise noted in an employment agreement, in the event of an acquisition of us, or an Acquisition as defined in the 2007 Plan or a Change in Control as defined in the 2008 Plan, our stock plan documents provide a pre-determined vesting schedule for such awards.

        Except as otherwise noted in an employment agreement or as otherwise provided under the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET, effective immediately prior to the occurrence of an Acquisition or Change in Control, the lesser of the number of then unvested shares subject to a stock option award or 25% of the total number of shares subject to that stock option award will become vested. In such event, the balance of the unvested shares subject to a stock option award will continue to vest pursuant to the vesting schedule set forth in the award. Additionally, the vesting schedule will be shortened by 12 months.

        Except as otherwise noted in an employment agreement or as otherwise provided under the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET, effective immediately prior to the occurrence of an Acquisition or Change in Control, an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award will continue to vest pursuant to the vesting schedule set forth in the award. Additionally, the vesting schedule will be shortened by 12 months.

        Under our standard restricted stock agreement executed pursuant to a 2009 stock option exchange tender offer, under which eligible employees were offered the opportunity to surrender significantly "underwater" stock options in exchange for a lesser number of shares of restricted stock granted under the 2007 Plan, effective immediately prior to the occurrence of an Acquisition, an additional 33 1/3% of the number of shares covered by such restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award will continue to vest pursuant to the vesting schedule set forth in the award. Additionally, the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

        To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and Analysis" section generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The severance agreements for each of our Named Executive Officers were amended on February 15, 2013 to make more uniform the change of control provisions for the Company's executive team. The receipt of the severance benefits discussed below is contingent upon the execution of a release of all claims of any kind or nature in favor of the Company. The severance agreements, as amended, contain the following provisions:

	Mr. Dolan	Mr. Castonguay	Mr. Abbott	Mr. Scarfo	Mr. Dillon

Basic Severance Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x

Accelerated Vesting of Equity	24 months for restricted stock and options(1)	12 months for restricted stock and options(2)			100% for restricted stock and 12 months for options

Health Benefit Continuation	18 months	12 months

Change of Control(3) Benefit

Accelerated Vesting of Equity	50% of unvested options and 50% of unvested restricted stock(4)				100% of unvested options and unvested restricted stock

Severance Following Change of Control(3) Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x

Accelerated Vesting of Equity	100% for options and restricted stock(5)

Health Benefit Continuation	18 months

Other Agreement Provisions

Non-Compete(6)	1 year

Non-Solicitation(7)	1 year

Non-Disclosure(8)	Indefinitely

(1)
If a termination occurs during a performance period for a performance-based share award held by Mr. Dolan, the performance criteria for such award would be deemed achieved at the target level of performance, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 24 months' accelerated vesting.

(2)
If a termination occurs during a performance period for a performance-based share award held by Mr. Castonguay, Mr. Abbott, or Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(3)
"Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the

  Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
If a "Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, occurs during a performance period for a performance-based share award held by Mr. Dolan, Mr. Castonguay, Mr. Abbott, or Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 50% of such shares would vest immediately with the remaining shares vesting in equal increments on the first, second and third anniversaries of the date of the Change in Control or Acquisition.

(5)
If termination occurs during a performance period for a performance-based share award held by Mr. Dolan, Mr. Castonguay, Mr. Abbott, or Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level and all of the resulting performance shares would vest immediately.

(6)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(7)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(8)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

        Additionally, in 2008, the Compensation Committee approved a severance and retention program and agreement for certain executive officers, including our Senior Vice President of Global Services and Systems Management. The Compensation Committee considered the value of services provided by such officers and their unique capabilities. The Compensation Committee engaged an executive compensation consultant, the Wilson Group, and the Compensation Committee developed a compensation package and terms for such officers. The Compensation Committee concluded it was in our best interests to provide a retention package with incentives based on performance and appreciation of stock value. Matthew Dillon, our Senior Vice President of Global Services and Systems Management, entered into an Executive Severance and Arbitration Agreement with us in October 2008.

        The severance program and agreement provide for post-termination benefits in the event Mr. Dillon's employment is terminated by us without Cause (as defined in his agreement) or is terminated by Mr. Dillon for Good Reason (as defined in his agreement). The post-termination benefits include: (1) a lump sum payment equal to Mr. Dillon's annual base salary and target bonus; (2) continuation of payment of our share of benefits for 12 months; (3) payment of unreimbursed expenses and any accrued but unused vacation pay; (4) 12-months forward vesting of unvested options; and (5) complete vesting of unvested restricted stock. Pursuant to the program and agreement, we granted Mr. Dillon certain restricted shares of our common stock, or Restricted Stock, under the 2007 Plan, subject to the terms of the 2007 Plan and our restricted stock agreement, which Restricted Stock vested 25% on September 15, 2009, 25% on September 15, 2010 and 50% on September 15, 2011, subject to continued employment by Mr. Dillon. Mr. Dillon was also eligible to receive additional Restricted Stock, or Performance Stock, upon the achievement of certain performance metrics for the

2010, 2011 and 2012 fiscal years, as determined by the Compensation Committee. If the performance metrics had been achieved, Mr. Dillon would have been granted one-third of such Performance Stock, and such Performance Stock would have been fully vested on the date of grant.

        The Compensation Committee determined that the Company met certain performance metrics in 2010, and on March 15, 2011, Mr. Dillon received 22,000 shares of Performance Stock. For 2011, however, the performance conditions were not satisfied by the end of the 2011 performance period and as a result, 22,000 shares of the Performance Stock were forfeited by Mr. Dillon as of February 21, 2012, the date the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011. For 2012, the performance metrics were not met as they were tied to the Company's corporate metrics, and no Performance Stock was issued to Mr. Dillon for the fiscal 2012 year. However, due to the significant progress the executive team made against the long-term strategic plan to overhaul the Company's business model, the Compensation Committee determined that the remaining 22,000 shares of Performance Stock that were eligible to granted to Mr. Dillon for the 2012 fiscal year pursuant to the terms of this 2008 severance and retention program and agreement would be subject to additional performance- and time-vesting criteria. If such performance and time-vesting criteria are satisfied, then Mr. Dillon will be issued the 22,000 shares of Performance Stock and such Performance Stock will vest in full on the date the achievement of such metrics is determined. In the event of a change in control (as defined in their respective agreements), 100% of all Restricted Stock granted to an Executive would accelerate and become fully vested and any and all restrictions on such Restricted Stock would be terminated.

        The number of shares granted, or eligible for granting, as applicable, to Mr. Dillon under the severance and retention program is set forth as follows:

Name	Current Title	Restricted Stock	Performance Stock
Matthew Dillon	Senior Vice President, Global Services and Systems Management	133,000	66,000

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2012, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control. The severance agreements for each of our Named Executive Officers were amended on February 15, 2013 to make more uniform the change of control provisions, which had the effect of increasing the benefits payable, for the Company's executive team. The amounts in the table below are as of December 31, 2012 and reflect the arrangements resulting from the February 15, 2013 amendments. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Change in Control(2)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance(3)	$1,500,000	$—	$2,000,000
Stock Options(4)	—	—	—
Stock Awards(5)	1,900,097	1,025,014	1,900,097
Health Benefits	23,000	—	23,000

	$3,423,097	$1,025,014	$3,923,097

Maurice L. Castonguay
Cash Severance(3)	$456,000	$—	$684,000
Stock Options(4)	—	—	—
Stock Awards(6)	523,503	380,729	523,503
Health Benefits	10,949	—	16,424

	$990,452	$380,729	$1,223,927

Todd A. Abbott
Cash Severance(3)	$700,000	$—	$1,050,000
Stock Options(4)	—	—	—
Stock Awards(7)	452,742	406,406	532,430
Health Benefits	15,288	—	22,932

	$1,168,030	$406,406	$1,605,362

Matthew Dillon
Cash Severance(3)	$480,000	$—	$720,000
Stock Options(4)	—	—	—
Stock Awards(8)	177,749	129,271	177,749
Health Benefits	15,333	—	23,000

	$673,082	$129,271	$920,749

Anthony Scarfo
Cash Severance(3)	$480,000	$—	$720,000
Stock Options(4)	—	—	—
Stock Awards(9)	189,922	138,125	189,922
Health Benefits	15,333	—	23,000

	$685,255	$138,125	$932,922

(1)
Assumes employment termination without a change in control. "Change in Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If the Company is acquired, 50% of all unvested stock options and 50% of unvested shares of restricted stock will vest immediately and the rest of the unvested stock options and shares of restricted stock will vest according to their terms, except that in the case of Mr. Dillon all of his outstanding stock options and restricted stock would vest in full.

(3)
Pursuant to Mr. Dolan's agreement, as amended, Mr. Dolan would be entitled to lump sum cash severance payments equal to 1.5 times his then-current base salary payable at the time of termination (or 2.0 times his then-current base salary if his termination follows an acquisition) and 1.5 times his then-target bonus payable at the time of termination (or 2.0 times his then-target bonus if a termination follows an acquisition).

Pursuant to the terms of their respective agreements, as amended, Mr. Castonguay, Mr. Abbott, Mr. Scarfo would be entitled to cash severance payments equal to their then-current base salary, less applicable state and federal withholdings, paid by the Company in accordance with the Company's usual payroll practices, for a period of twelve months following the termination date (or if a termination follows an acquisition, for a period of 18 months following the date of termination). The Company would pay Mr. Castonguay, Mr. Abbott, Mr. Scarfo their then-current annual target bonus at 100% of target, less applicable state and federal withholdings, in a lump sum (or their respective then-current annual target bonus at 150% of target if a termination follows an acquisition).

Pursuant to Mr. Dillon's agreement, as amended, Mr. Dillon would be entitled to lump sum cash payments equal to 1.0 times his then-current base salary (or 1.5 times his then-current base salary if his termination follows an acquisition) and 1.0 times his then-current target bonus (or 1.5 times his then-current target bonus if his termination follows an acquisition).

Each of Messieurs Dolan, Castonguay, Abbott, Dillon and Scarfo must sign a release of all claims of any kind or nature in favor of the Company before receipt of any such severance payments.

(4)
All of the stock options held by each of our Named Executive Officers were out of the money on December 31, 2012. Accordingly, there would be no gain realized at December 31, 2012 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Dolan, the performance criteria for such award would be deemed achieved at the target level of performance, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 24 months' accelerated vesting.

(6)
Under Mr. Castonguay's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Castonguay, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(7)
Under Mr. Abbott's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Abbott, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(8)
Under Mr. Dillon's agreement, as amended, in the event his termination without Cause or for Good Reason, whether or not related to a change of control, 100% of the restricted shares to which he is entitled would vest immediately.

(9)
Under Mr. Scarfo's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

DIRECTOR COMPENSATION

        Our President and Chief Executive Officer, the one member of our Board who is an employee and officer of Sonus, receives no compensation for his service as a director. Effective January 1, 2012, non-employee directors of our Board receive cash compensation as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board Membership	$30,000
Audit Committee Membership(1)	$10,000
Compensation Committee Membership(1)	$7,500
Nominating and Corporate Governance Committee Membership(1)	$5,000
Corporate Development and Investment Committee Membership(1)	$5,000
Non-Executive Chairman of the Board(2)	$20,000
Audit Committee Chair(3)	$20,000
Compensation Committee Chair(3)	$15,000
Nominating and Corporate Governance Committee Chair(3)	$10,000

(1)
Compensation for service as a committee member is in addition to compensation paid for the Board's membership.

(2)
Compensation for service as the Non-Executive Chairman is in addition to compensation paid for the Board's membership.

(3)
Compensation for service as a Committee Chair includes compensation for such committee's membership.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

        For 2012, non-employee directors of the Board were entitled to equity compensation as follows:

Type of Grant	Number of Shares of Common Stock Underlying Options		Cash Value of Shares of Common Stock Underlying Options(1)		Cash Value of Shares of Restricted Stock(1)
Initial Grant	50,000	(2)	—		—
Annual Grant			$40,000	(2)	$40,000	(3)

(1)
The number of options to purchase common stock granted to each non-employee director was calculated by dividing $40,000 by the grant date fair value of an option to purchase one share of common stock. In fiscal 2012, each non-employee director was granted 33,204 options to purchase shares of our common stock using this methodology. The number of shares of restricted stock granted to each non-employee director was calculated by dividing $40,000 by the closing price of our common stock on the date of grant. In fiscal 2012, each non-employee director was granted 17,778 restricted shares of our common stock using this methodology.

(2)
Option grants are subject to four-year vesting under the Company's 2007 Stock Incentive Plan, as amended.

(3)
Annual grants of restricted stock will vest on the earlier of (i) immediately prior to the Company's annual meeting of stockholders for the following calendar year or (ii) one year from the date of grant.

        The following table contains information on compensation earned by each non-employee member of our Board during 2012:

2012 Director Compensation

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
James K. Brewington	$40,000	$40,000	$40,000	$120,000
John P. Cunningham	$45,000	$40,000	$40,000	$125,000
Beatriz V. Infante	$42,500	$40,000	$40,000	$122,500
Howard E. Janzen	$65,000	$40,000	$40,000	$145,000
John A. Schofield	$55,000	$40,000	$40,000	$135,000
Scott E. Schubert	$55,000	$40,000	$40,000	$135,000
H. Brian Thompson	$47,500	$40,000	$40,000	$127,500

(1)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2011 awards of restricted stock, as calculated in accordance with ASC 718. The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2012 awards, as calculated in accordance with ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2012 were estimated using the Black-Scholes valuation model with the following assumptions:

Risk-free interest rate	0.71%
Expected dividends	—
Weighted average volatility	67.8%
Expected life (years)	4.5

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

        At December 31, 2012, our non-employee directors held the following aggregate number of outstanding stock options: Mr. Brewington, 123,204; Mr. Cunningham, 183,204; Ms. Infante, 123,204; Mr. Janzen, 163,204; Mr. Schofield, 110,704; Mr. Schubert, 123,204; and Mr. Thompson, 198,204 (other than 37,500 options held by Mr. Schofield, all of the options have exercise prices above $1.70, the closing price of our common stock on December 31, 2012). At December 31, 2012, each of our non-employee directors held 17,778 unvested restricted shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted a written related party transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who, in consultation with our Chief Executive Officer, will determine whether the contemplated transaction or arrangement requires the approval or ratification of the Audit Committee, the Compensation Committee (in the case of compensation of executive officers), both or neither.

        Other than the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000 (or, where the amount is less than $120,000, that was not entered into in the ordinary course of business on an arms-length basis), and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2012, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2014 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2014, stockholder proposals must be received at our principal executive offices no later than January 3, 2014, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 12, 2013, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2014 ANNUAL MEETING

        According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2014 annual meeting of stockholders but not included in the proxy statement by the close of business on February 12, 2014, but not before March 14, 2014, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2013 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2014 annual meeting of stockholders is scheduled to be held on a date before May 13, 2014, or after August 21, 2014, which are dates 30 days before or 70 days after the first anniversary of our 2013 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2014 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 6, 2013, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

 OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have not engaged any third party as our proxy solicitor to help us solicit proxies from brokers, bank and other nominees. In addition to soliciting proxies by mail, telephone and via the Internet, our directors, executive officers and regular employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Maurice L. Castonguay
April 25, 2013	Senior Vice President and Chief Financial Officer

Appendix A

SONUS NETWORKS, INC.

2007 STOCK INCENTIVE PLAN, AS AMENDED

1.    Purpose.

        The purpose of this 2007 Stock Incentive Plan (the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.    Eligibility.

        All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock-based awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.    Administration and Delegation.

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.    Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is 55,902,701~~34,902,701~~. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards will count against the shares of Common Stock available for issuance under the Plan as one and one-half (1.5) shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as one and one-half (1.5) shares when determining the number of shares that shall again become available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code.

        (c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

          (2)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be 100,000 per calendar year.

        (d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.    Stock Options.

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (g)    Fair Market Value.    Fair Market Value of a share of Common Stock for purposes of the Plan will be determined as follows:

          (1)   if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

          (2)   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for the date of grant; or

          (3)   if no such closing sale price information is available, the average of bids and asked prices that Nasdaq reports for the date of grant; or

          (4)   if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

        For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

        (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of share of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be purchased by the Company for cash.

6.    Stock Appreciation Rights.

        (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

          (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

        (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

        (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be purchased by the Company for cash.

7.    Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)    Additional Provisions Relating to Restricted Stock.

          (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board; provided, however, that dividends on Restricted Stock that are subject to performance conditions will either be accumulated or reinvested and paid upon vesting of the underlying Restricted Stock. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

          (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

          (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

          (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); provided, however, that Dividend Equivalents on Restricted Stock Units that are subject to performance conditions will either we accumulated or reinvested and paid upon vesting of the underlying Restricted Stock Unit. Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.    Other Stock Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit

Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.    General Provisions Applicable to Awards.

        (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the

Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(b)(1) on shares covered by such grants.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

          (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.    Miscellaneous.

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000178315_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote "FOR" the following: 1. Election of Directors Nominees 01 James K. Brewington 02 John P. Cunningham 03 Raymond P. Dolan 04 Beatriz V. Infante 05 Howard E. Janzen 06 John A. Schofield 07 Scott E. Schubert 08 H. Brian Thompson SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 11, 2013. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 11, 2013. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote "FOR" the following proposals: For Against Abstain 2 To approve the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended. 3 To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2013. 4 To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the approval of the amendment to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (Proposal 2), "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 3), and "FOR" the approval, on a non-binding advisory basis, of the compensation paid to the named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 4). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000178315_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2012 Annual Report is/are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. June 12, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2013, and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Maurice L. Castonguay, and each of them, jointly and severally, as proxies and attorneys-infact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Wednesday, June 12, 2013 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side